SEASONS CREEK DEVELOPMENT, LLC

FIRST AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

Dated as of October 19, 2016

THE SHARES REPRESENTED BY THIS LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH SHARES MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

ARTICLE V MANAGEMENT		21
5.1	Authority of the Managing Member	21
5.2	Delegation of Authority	23
5.3	Purchase of Shares	23
5.4	Limitation of Liability	23

ARTICLE VI RIGHTS AND OBLIGATIONS OF SHAREHOLDERS		24
6.1	Limitation of Liability	24
6.2	Lack of Authority	25
6.3	No Right of Partition	25
6.4	Indemnification	25
6.5	Members Right to Act	26
6.6	Investment Opportunities and Conflicts of Interest	26
6.7	Confidentiality	26

ARTICLE VII BOOKS, RECORDS, ACCOUNTING AND REPORTS		27
7.1	Records and Accounting	27
7.2	Fiscal Year	27
7.3	Reports	27
7.4	Transmission of Communications	28

ARTICLE VIII TAX MATTERS		28
8.1	Preparation of Tax Returns	28
8.2	Tax Elections	28
8.3	Tax Controversies	28

ARTICLE IX TRANSFER OF SHARES		28
9.1	Transfers by Members	28
9.2	Exit Rights	29
9.3	First Refusal Rights	29
9.4	Tag Along Rights	30
9.5	Approved Sale; Drag Along Obligations; Public Offering	30
9.6	Void Transfers	31
9.7	Effect of Assignment	31
9.8	Additional Restrictions on Transfer	31
9.9	Prospective Transferees	32
9.10	Legend	32
9.11	Transfer Fees and Expenses	32

ARTICLE X ADMISSION OF MEMBERS		33
10.1	Substituted Members	33
10.2	Additional Members	33

ARTICLE XI WITHDRAWAL AND RESIGNATION OF SHAREHOLDERS		33
11.1	Withdrawal and Resignation of Member	33

ARTICLE XII DISSOLUTION AND LIQUIDATION		33
12.1	Dissolution	33
12.2	Liquidation and Termination	33
12.3	Cancellation of Certificate	35
12.4	Reasonable Time for Winding Up	35
12.5	Return of Capital	35
12.6	Hart-Scott-Rodino Act	35

ARTICLE XIII GENERAL PROVISIONS		35
13.1	Information Rights	35
13.2	Power of Attorney	35
13.3	Amendments	36
13.4	Title to LLC Assets	36
13.5	Remedies	36
13.6	Successors and Assigns	36
13.7	Severability	37
13.8	Counterparts	37
13.9	Descriptive Headings; Interpretation	37
13.10	Applicable Law	37
13.11	Addresses and Notices	37
13.12	Creditors	37
13.13	Waiver	38
13.14	Further Action	38
13.15	Offset	38
13.16	Entire Agreement	38
13.17	Opt-in to Article 8 of the Uniform Commercial Code	38
13.18	Delivery by Facsimile	38
13.19	Arbitration	38
13.20	Survival	38
13.21	Expenses	39
13.22	Acknowledgements	39

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FIRST AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF SEASONS CREEK DEVELOPMENT, LLC

This FIRST AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”), dated as of 19-th day of October 2016 (the “Effective Date”) is adopted, executed and agreed to, for good and valuable consideration, by and among the Members.

ARTICLE I

DEFINITIONS

Capitalized terms used but not otherwise defined herein shall have the following meanings:

“Actual Per Share Purchase Price” has the meaning set forth in Section 3.1(b).

“Additional Member” means a Person admitted to the LLC as a Member pursuant to Section 10.2.

“Adjusted Capital Account Deficit” means with respect to any Capital Account as of the end of any Taxable Year, the amount by which the balance in such Capital Account is less than zero. For this purpose, such Person’s Capital Account balance shall be

(i)	reduced for any items described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5), and (6), and

(ii)	increased for any amount such Person is obligated to contribute to the LLC or is treated as being obligated to contribute to the LLC pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (relating to partner liabilities to a partnership) or 1.704-2(g)(1) and 1.704-2(i) (relating to minimum gain).

“Affiliate” of any particular Person means (i) any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise, and (ii) if such Person is a partnership, any partner thereof.

“Agreement” means this Agreement, as amended, modified and waived from time to time in accordance with the terms hereof.

“Approved Sale” has the meaning set forth in Section 9.5(a).

“Assignee” means a Person to whom Shares have been Transferred in accordance with the terms of this Agreement and the other agreements contemplated hereby, but who has not become a Member pursuant to Article X.

“Authorization Date” has the meaning set forth in Section 9.3(a).

“Base Rate” means, on any date, a variable rate per annum equal to the rate of interest most recently published by The Wall Street Journal as the “prime rate” at large U.S. money center banks.

“Book Value” means, with respect to any LLC property, the LLC’s adjusted basis for federal income tax purposes, adjusted from time to time to reflect the adjustments required or permitted by Treasury Regulation Section 1.704-1(b)(2)(iv)(d)-(g).

“Business” means, at any particular time, the manufacture, design, assembly and sale of capital equipment and related services for the solar power industry or any other business conducted by GT Equipment Technologies or any Subsidiaries of the LLC or GT Equipment Technologies.

“Capital Account” means the capital account maintained for a Member pursuant to Section 3.3.

“Capital Contributions” means any cash, cash equivalents, promissory obligations or the Fair Market Value of other property which a Shareholder contributes or is deemed to have contributed to the LLC with respect to any Share pursuant to Section 3.1 or thereafter.

“Cause” means, with respect to any Member (including the Managing Member), one or more of the following: (i) the commission of a felony or other crime involving moral turpitude or the commission of any other act or omission involving dishonesty, disloyalty or fraud with respect to any other Member, the Company, or the Managing Member, or any of their respective Subsidiaries or any of their customers or suppliers, (ii) reporting to work or performing duties under the influence of alcohol or illegal drugs, the use of illegal drugs (whether or not at the workplace) or other repeated conduct causing any other Member, the Company, or the Managing Member or any of their Subsidiaries a public disgrace or disrepute or an economic harm, (iii) substantial and repeated failure to perform duties as reasonably directed, (iv) any act or omission aiding or abetting a competitor, supplier or customer of any other Member, the Company, the Managing Member or any of their Subsidiaries to the material disadvantage or detriment of the Company, any other Member, or the Managing Member, or/and their Subsidiaries, (v) breach of fiduciary duty, gross negligence or willful misconduct with respect to the Company, any other Member, or the Managing Member, or/any of their Subsidiaries or (vi) any other material breach of any agreement to which such Member is a party. Notwithstanding the foregoing, in the case of any Employee that is party to a written employment agreement with Helpful Alliance or any of its Subsidiaries, which employment agreement contains a definition for the term “Cause,” the definition of “Cause” with respect to such Employee for purposes of this Agreement shall be as set forth in such employment agreement.

“Certificate” means the LLC’s Certificate of Formation as filed with the Secretary of Commonwealth of Virginia.

“Certificated Shares” has the meaning set forth in Section 9.10.

“Class A Preferred Share” means a Share having the rights and obligations with respect to Limited Liability Membership Interests of Class A specified in this Agreement.

“Class A Shareholder” means a holder of one or more Class A Preferred Shares.

“Class A Yield” means, with respect to each Class A Preferred Share, the amount accruing on such Class A Share on annual basis at the non-compounding rate of 14.0% of Unreturned Capital of such Class A Share per annum, such rate starting to accrue on the date such Class A Preferred Share is issued to the Class A Shareholder thereof and continually accruing until the Unreturned Capital of such Class A Share is repaid in full.

“Class A Profit Share” means the amount equal to 30.0% of the Net Cash Available to Distribution to all Members.

“Class B Preferred Share” means a Share having the rights and obligations with respect to for Limited Liability Membership Interests of Class B specified in this Agreement.

“Class B Shareholder” means a holder of one or more Class B Preferred Shares.

“Class B Yield ” means, with respect to each Class B Share, the amount accruing on such Class B Share on an annual basis at the non- compounding rate of 14.0% of Unreturned Capital of such Class A Share per annum, such rate starting to accrue on the date such Class B Share is issued to the Class B Shareholder thereof and continually accruing until the Unreturned Capital of such Class B Share is repaid in full.

“Class B Profit Share” means the amount equal to 30.0% of the Net Cash Available to Distribution.

“Class C Preferred Share” means a Share having the rights and obligations with respect to Limited Liability Membership Interests of Class C specified in this Agreement.

“Class C Shareholder” means a holder of one or more Class C Preferred Shares.

“Class C Yield ” means, with respect to each Class C Share, the amount accruing on such Class C Share on annual basis at the non-compounding rate of 12.0% of Unreturned Capital of such Class A Share per annum, such rate starting to accrue on the date such Class C Share is issued to the Class C Shareholder thereof and continually accruing until the Unreturned Capital of such Class C Share is repaid in full.

“Class C Profit Share” means the amount equal to 35.0% of the Net Cash Available to Distribution.

“Common Share” means a Share having the rights and obligations specified with respect to Common Limited Liability Membership Interests specified in this Agreement.

“Common Shareholder” means a holder of Common Shares.

“Common Profit Share” means the amount equal to 5.0% of the Net Cash Available to Distribution to all Members.

“Code” means the United States Internal Revenue Code of 1986, as amended. Such term shall, at the Managing Member’s sole discretion, be deemed to include any future amendments to the Code and any corresponding provisions of succeeding Code provisions (whether or not such amendments and corresponding provisions are mandatory or discretionary; provided, however, that if they are discretionary, the term “Code” shall not include them if including them would have a material adverse effect on any Shareholder).

“Competitor” means any Person engaged or proposing to engage in the same Business conducted, whether directly or indirectly through one or more affiliates, as the LLC.

“Confidential Information” has the meaning set forth in Section 6.7.

“Virginia Act” means the Virginia Limited Liability Company Act, as it may be amended from time to time, and any successor to the Virginia Act.

“Distribution” means each distribution made by the LLC to a Shareholder, whether in cash, property or securities of the LLC and whether by liquidating distribution, redemption, repurchase or otherwise; provided that none of the following shall be a Distribution: (a) any redemption or repurchase by the LLC of any securities of the LLC, (b) any recapitalization or exchange of securities of the LLC, and any subdivision (by Share split or otherwise) or any combination (by reverse Share split or otherwise) of any outstanding Shares, or (c) any reasonable fees, other remuneration or expense reimbursement paid to any Shareholder in such Shareholder’s capacity as an employee, officer, consultant or other provider of services to the LLC (including payments pursuant to Section 13.21).

“Equity Securities” shall have the meaning set forth in Section 3.1(c).

“Event of Withdrawal” means the death, retirement, resignation, expulsion, bankruptcy or dissolution of a Member or the occurrence of any other event that terminates the continued membership of a Member in the LLC.

“Exchange Agreement” means an agreement which may be executed in connection with the exchange of the Shares into debt or equity securities of Helpful Alliance (defined in this section below).

“Fair Market Value” of any asset in question shall mean the fair market value of such asset as determined in the reasonable discretion of the Managing Member, provided that the Fair Market Value of any publicly-traded security as of any date, shall be the average closing prices of such security’s sales on the primary domestic securities exchange on which such security may at the time be listed for the previous 20 business days of such date on which such exchange was open.

“Fiscal Period” means any interim accounting period within a Taxable Year established by the Managing Member and which is permitted or required by Code Section 706.

“Fiscal Quarter” means each calendar quarter ending March 31, June 30, September 30 and December 31, or such other quarterly accounting period as may be established by the Managing Member.

“Fiscal Year” means the LLC’s annual accounting period established pursuant to Section 7.2.

“Forfeiture Allocations” has the meaning set forth in Section 4.3(f).

“Governmental Entity” means the United States of America or any other nation, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

“Helpful Alliance” means Helpful Alliance Company, a Florida Corporation, inclusive of any of its Affiliates and Subsidiaries.

“Helpful Alliance Employee” has the meaning set forth in Section 3.2(b).

“HSR Act” has the meaning set forth in Section 12.6.

“Indebtedness” means at a particular time, without duplication, (i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business), and (iv) any commitment by which a Person assures a creditor against loss (including, without limitation, contingent reimbursement obligations with respect to letters of credit).

“Indemnified Person” has the meaning set forth in Section 6.4(a).

“IRR” means, as of any measurement date, the non-compounding interest rate which, when used as the discount rate to calculate the net present value as of December 31 of each fiscal year of the LLC of (i) the aggregate amounts which have previously been distributed in cash to the Shareholders pursuant to Section 4.1 and (ii) the aggregate Capital Contributions made with respect to the Class A Shares, causes such net present value to equal zero. For purposes of the net present value calculation, (A) Distributions shall be positive numbers, (B) Capital Contributions shall be negative numbers, and (C) Distributions and Capital Contributions shall be deemed to have been received or made on the actual date of such receipt or payment.

“Liquidation Assets” has the meaning set forth in Section 12.2(b).

“Liquidation FMV” has the meaning set forth in Section 12.2(b).

“Liquidation Statement” has the meaning set forth in Section 12.2(b).

“LLC” means Seasons Creek Development, LLC, a Virginia limited liability company.

“Losses” means items of LLC loss and deduction determined according to Section 3.3.

“Majority Vote” means an affirmative vote representing at least 2/3 of the voting power attributed to the voting Shares then issued and outstanding.

“Managing Member” means Helpful Alliance, and any successors thereto.

“Member” means each Person listed on the Schedule of Shareholders, as amended, attached hereto as Exhibit A and any Person admitted to the LLC as a Substituted Member or Additional Member; but only for so long as such Person is shown on the LLC’s books and records as the owner of at least one non-voting Share.

“Minimum Gain” means the partnership minimum gain determined pursuant to Treasury Regulation Section 1.704-2(d).

“New Share” has the meaning set forth in Section 4.1(c)(ii).

“Net Cash Available For Distribution” means the gross cash proceeds from Company operations, including sales of homes and other property in the ordinary course of business, less capitalized costs as such term is defined in the Uniform Capitalization (UNICAP) rules of Section 263A of the Internal Revenue Code, less the cash used to pay or establish reserves for expenses, debt and interest payments, capital improvements, replacements, and contingencies, and operating expenses, including the construction management fees, as set forth in Section 4.1(b) hereof.

“Non-Power Equity” means any securities issued directly or indirectly with respect to the foregoing securities by way of a unit split, unit dividend, or other division of securities, or in connection with a combination of securities, recapitalization, merger, consolidation, or other reorganization. As to any particular securities constituting Non-Power Equity, such securities shall cease to be Non-Power Equity when they have been (a) effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them, (b) distributed to the public through a broker, dealer or market maker pursuant to Rule 144 under the Securities Act (or any similar provision then in force), or (c) repurchased by the LLC or any Subsidiary.

“Note” means any Promissory Note issued by thru Company having an Interest Rate (as defined therein) and a Maturity Date (as defined therein) and the date of demand of payment by the Lender therein, exchangeable, at the option of the Lender, for Class A Shares at any time after the Maturity Date if the Repayment Amount (as defined therein) has not been paid.

“Offer Notice” has the meaning set forth in Section 9.3(a).

“Offered Shares” has the meaning set forth in Section 9.3(a).

“Other Business” has the meaning set forth in Section 6.6.

“Other Members” has the meaning set forth in Section 9.4(a).

“Outstanding Value” has the meaning set forth in Section 4.1(c)(ii).

“Permitted Transferee” means (i) with respect to any Member who is a natural person, such Member’s spouse and descendants (whether natural or adopted) and any trust that is and at all times remains solely for the benefit of the Member and/or the Member’s spouse and/or descendants, and (ii) with respect to any Member which is an entity, any of such Member’s Affiliates.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, association or other entity or a Governmental Entity.

“Pro Rata Share” means with respect to each Share, the proportional amount such Share would receive if an amount equal to the Total Equity Value were distributed to all Shares in accordance with Section 4.1(b), and with respect to each Shareholder, the aggregate Pro Rata Share with respect to Shares owned by such Shareholder, in each case as determined in good faith by the Managing Member.

“Profits” means items of LLC income and gain determined according to Section 3.3.

“Proportional Share” has the meaning set forth in Section 3.1(d)(i).

“Public Offering” means any sale, in a public offering registered under the Securities Act, of the LLC’s (or any successor’s) equity securities.

“Regulatory Allocations” has the meaning set forth in Section 4.3(e).

“Repurchase Notice” has the meaning set forth in Section 3.9.

“Restricted Shares” means all Shares other than Shares which have (i) been registered under the Securities Act and disposed of in accordance with the registration statement covering them, (ii) become eligible for sale pursuant to Rule 144(k) or (iii) been otherwise Transferred and new certificates for them not bearing the Securities Act legend set forth in Section 9.10 have been delivered by the LLC.

“Sale of the LLC” means a sale of the outstanding Shares or assets of the LLC by the holder(s) thereof to any Person (other than the LLC, any Subsidiary of the LLC, or Helpful Alliance) pursuant to which such party or parties acquire (i) a majority of the outstanding vested Shares of the LLC (whether by merger, consolidation, sale or Transfer of Shares or otherwise) or (ii) all or substantially all of the LLC’s assets determined on a consolidated basis.

“Sale Notice” has the meaning set forth in Section 9.4(a).

“Securities Act” means the Securities Act of 1933, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule or regulation of the Securities Act shall be deemed to include any corresponding provisions of future law.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule or regulation of the Securities Exchange Act shall be deemed to include any corresponding provisions of future law.

“Share” means a Share of a Member or an Assignee in the LLC representing a fractional part of interests in Profits, Losses and Distributions of the LLC held by all Members and Assignees and shall include Class A Shares, Class B Shares, Class C Shares, and Common Shares; provided that any class or group of Shares issued shall have the relative rights, powers and duties set forth in this Agreement.

“Shareholder” means any Member owning one or more Shares as reflected on the Schedule of Shareholders, as amended, attached hereto as Exhibit A.

“Statement of Disagreement” has the meaning set forth in Section 12.2(c).

“Subscription Agreement” means, with respect to any Person, the subscription agreement executed in order to purchase the Shares.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity. For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the LLC.

“Substituted Member” means a Person that is admitted as a Member to the LLC pursuant to Section 10.1.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, utility, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing, in all cases whether or not disputed.

“Tax Distribution” has the meaning set forth in Section 4.1(a).

“Tax Exempt Partner” means any equity holder of a Shareholder (or, with respect to any equity holder of a Shareholder that is taxed as a partnership for federal income tax purposes (a “flow-through entity”), any equity holder of such flow-through entity) which is exempt from income taxation under Section 501(a) of the Code.

“Tax Matters Partner” has the meaning set forth in Section 6231 of the Code. The Managing Member shall be the initial Tax Matters Partner.

“Taxable Year” means the LLC’s accounting period for federal income tax purposes determined pursuant to Section 8.2.

“Total Equity Value” means the aggregate proceeds which would be received by the Shareholders if: (i) the assets of the LLC as a going concern were sold at their Fair Market Value; (ii) the LLC satisfied and paid in full all of its obligations and liabilities (including all Taxes, costs and expenses incurred in connection with such transaction, as well as any indebtedness of the LLC and any reserves established by the Managing Member for contingent liabilities); and (iii) such net sale proceeds were then distributed in accordance with Section 4.1(b), all as determined in good faith by the Managing Member, except that Fair Market Value shall be determined in accordance with the definition thereof in this Agreement.

“Transfer” means any sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest or other direct or indirect disposition or encumbrance of an interest whether with or without consideration, whether voluntarily or involuntarily or by operation of law) or the acts thereof. The terms “Transferee,” “Transferred,” and other forms of the word “Transfer” shall have correlative meanings.

“Transferring Shareholder” has the meaning set forth in Section 9.3(a).

“Treasury Regulations” means the income tax regulations promulgated under the Code and effective as of the date hereof. Such term shall, at the Managing Member’s sole discretion, be deemed to include any future amendments to such regulations and any corresponding provisions of succeeding regulations (whether or not such amendments and corresponding provisions are mandatory or discretionary; provided, however, that if they are discretionary, the term “Treasury Regulations” shall not include them if including them would have a material adverse effect on any Shareholder).

“Unpaid Class A Yield” of any Class A Share means, as of any date, an amount equal to the excess, if any, of (a) the aggregate Class A Yield accrued on such Class A Preferred Share for all periods prior to such date over (b) the aggregate amount of prior Distributions made by the LLC pursuant to Section 4.1(b)(ii), (including prior Distributions made pursuant to Section 4.1(a) which are treated as advances of Distributions made under Section 4.1(b)(ii)).

“Unpaid Class B Yield” of any Class B Preferred Share means, as of any date, an amount equal to the excess, if any, of (a) the aggregate Class B Yield accrued on such Class B Share for all periods prior to such date over (b) the aggregate amount of prior Distributions made by the LLC pursuant to Section 4.1(b)(ii), (including prior Distributions made pursuant to Section 4.1(a) which are treated as advances of Distributions made under Section 4.1(b)(ii)).

“Unpaid Class C Yield” of any Class C Preferred Share means, as of any date, an amount equal to the excess, if any, of (a) the aggregate Class C Yield accrued on such Class C Share for all periods prior to such date over (b) the aggregate amount of prior Distributions made by the LLC pursuant to Section 4.1(b)(ii), (including prior Distributions made pursuant to Section 4.1(a) which are treated as advances of Distributions made under Section 4.1(b)(ii)).

“Unreturned Capital” means, with respect to any Share, an amount equal to the excess, if any, of (a) the aggregate amount of Capital Contributions made in exchange for or on account of such Share, over (b) the aggregate amount of prior Distributions made by the LLC that constitute a return of the Capital Contributions pursuant to Section 4.1(b)(i) (including prior Distributions made pursuant to Section 4.1(a) which are treated as advances of Distributions made under Section 4.1(b)(i)); provided that the Unreturned Capital for any given Share shall never be less than zero.

ARTICLE II

ORGANIZATIONAL MATTERS

2.1 Formation of LLC. The LLC was formed on November 30, 2015 pursuant to the provisions of the Virginia Act.

2.2 Limited Liability Company Agreement. The Members hereby execute this Agreement for the purpose of establishing the affairs of the LLC and the conduct of its business in accordance with the provisions of the Virginia Act. The Members hereby agree that during the term of the LLC set forth in Section 2.6 the rights and obligations of the Shareholders with respect to the LLC will be determined in accordance with the terms and conditions of this Agreement and (except where the Virginia Act provides that such rights and obligations shall apply “unless otherwise provided in a limited liability company agreement” or words of similar effect and such rights and obligations are set forth in this Agreement).

2.3 Name. The name of the LLC shall be “Seasons Creek Development, LLC.” The Managing Member in its sole discretion may change the name of the LLC at any time and from time to time. Notification of any such change shall be given to all Shareholders. The LLC’s business may be conducted under its name and/or any other name or names deemed advisable by the Managing Member.

2.4 Purpose. The purpose and business of the LLC shall be (i) to purchase and hold the land described in Exhibit C hereto (the “Land”), (ii) to cause Land development work to result in subdivision of the Land into plurality of individual building lots; (iii) to cause construction of real estate properties using the individual building lots on the Land; (iv) to perform such other obligations and duties as are imposed upon the LLC under this Agreement and the other agreements contemplated hereby, and (v) to engage in any other lawful act or activity for which limited liability companies may be organized under the Virginia Act.

2.5 Principal Office; Registered Office. The principal office of the LLC shall be located at the office of its Registered Agent, or at such other place as the Managing Member may designate at its sole discretion from time to time, and all business and activities of the LLC shall be deemed to have occurred at the Land location. The LLC may maintain offices at such other place or places as the Managing Member deems advisable. Notification of any such change shall be given to all Shareholders. The address of the registered office of the LLC in the Commonwealth of Virginia shall be at the address if its registered agent for service of process on the LLC in the Commonwealth of Virginia at such registered office shall be the law practice of Matthew Stewart, Esq.

2.6 Term. The term of the LLC commenced upon the filing of the Certificate in accordance with the Virginia Act and shall continue in existence until termination and dissolution thereof in accordance with the provisions of Article XII.

2.7 No State-Law Partnership. The Shareholders intend that the LLC not be a partnership (including, without limitation, a limited partnership) or joint venture, and that no Shareholder be a partner or joint venture of any other Shareholder by virtue of this Agreement, for any purposes other than as set forth in the last sentence of this Section 2.7, and neither this Agreement nor any other document entered into by the LLC or any Shareholder relating to the subject matter hereof shall be construed to suggest otherwise. The Shareholders intend that the LLC shall be treated as a partnership for federal and, if applicable, state or local income tax purposes, and that each Shareholder and the LLC shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment.

ARTICLE III

CAPITAL CONTRIBUTIONS

3.1 Shareholders.

(a) Authorized Shares. The authorized Shares which the LLC has authority to issue the Limited Liability Company Membership Interests consisting of such number of Class A Shares, Class B Shares, Class C Shares and Common Shares (the “Equity Securities”) as shall be determined by the unanimous vote of the Members. The Managing Member shall have the discretion to authorize the issuance by the LLC of any Equity Securities (as defined in Section 3.1(c) below). All Shares issued hereunder shall not be Certificated Shares unless otherwise determined by the Managing Member. The ownership by a Member of Class A Shares, Class B Shares, Class C Shares and/or Common Shares shall entitle such Member to allocations of Profits and Losses and other items and Distributions of cash and other property as set forth in Article IV hereof.

(b) Capital Contributions. Each Shareholder shall make Capital Contributions pursuant to the Subscription Agreement or shall make, has made or has been deemed to have made Capital Contributions to the LLC and shall receive Shares, as set forth on the Exhibit A (as such Schedule may be amended to reflect adjustments to such Capital Contributions and number of Shares corresponding to any additional issuances of Shares after the Closing (as defined in the Subscription Agreement). By signing this Agreement, each Shareholder acknowledges that additional Class A Shares, Class B Shares, Class C Shares and Common Shares may be issued pursuant to this Agreement. Upon any such issuances, the Exhibit A shall be amended accordingly. No subsequent Capital Contributions shall be required from any Member.

(c) Issuance of Additional Shares and Interests. Subject to compliance with Section 3.1(d), and except as otherwise expressly provided in this Agreement, the Managing Member shall have the power and authority to cause the LLC to issue (i) additional Shares or other interests in the LLC (including to create and issue other classes or series having different rights), (ii) obligations, evidences of indebtedness or other securities or interests convertible or exchangeable into Shares or other interests in the LLC and (iii) warrants, options or other rights to purchase or otherwise acquire Shares or other interests in the LLC (collectively, “Equity Securities”); provided that at any time following the date hereof, the LLC shall not issue Shares to any Person unless such Person shall have executed a counterpart to this Agreement. In such event, (A) the rights of Shareholders in respect of Shares or interests of any class or series shall be diluted on a pro rata basis based on holdings of such Shares or other interests of such class or series, and (B) the Managing Member shall have the power and authority to amend the Schedule of Shareholders on Exhibit A solely to reflect such additional issuances and dilution and to make any such other amendments as it deems necessary or desirable to reflect such additional issuances consistent with the foregoing (including, without limitation, power and authority to amend this Agreement to increase the authorized number of Shares of any class or create a new class of Shares and to add the terms of such new class including economic and governance rights which may be different from the Class A Shares, Class B Shares, Class C Shares or Common Shares or any other outstanding securities).

3.2 Vesting of Shares. The Class A Shares, Class-B Shares, Class C Shares, and Common Shares shall vest only when the subscription for such Shares is duly received and accepted by the LLC as indicated on the Subscription Agreement. Upon an execution of the Subscription Agreement, the Shares thereunder shall be considered reserved by the LLC in the name of the subscriber, but unvested until the Subscriber remits the payment for such subscription in full.

3.3 Capital Accounts.

(a) The LLC shall maintain a separate Capital Account for each Shareholder according to the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). In accordance with such Treasury Regulation, the Capital Account of each Member shall equal, as of the date hereof, the amount set forth on the Schedule of Shareholders attached hereto as Exhibit A and shall be (a) increased by any additional Capital Contributions made by such Member and such Member’s share of items of income and gain allocated to such Member pursuant to Article IV and (b) decreased by such Member’s share of items of loss, deduction and expense allocated to such Member pursuant to Article IV and any Distributions to such Holder of cash or the Fair Market Value of any other property distributed to such Member. The LLC may, in the sole discretion of the Managing Member, upon the occurrence of the events specified in Treasury Regulation Section 1.704-1(b)(2)(iv)(f), increase or decrease the Capital Accounts in accordance with the rules of such regulation and Treasury Regulation Section 1.704-1(b)(2)(iv)(g) to reflect a revaluation of LLC property.

(b) For purposes of computing the amount of any item of LLC income, gain, loss or deduction to be allocated pursuant to Article IV and to be reflected in the Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including any method of depreciation, cost recovery or amortization used for this purpose); provided that:

(i) The computation of all items of income, gain, loss and deduction shall include those items described in Code Section 705(a)(1)(B) or Code Section 705(a)(2)(B) and Treasury Regulation Section 1.704-1(b)(2)(iv)(i), without regard to the fact that such items are not includable in gross income or are not deductible for federal income tax purposes.

(ii) If the Book Value of any LLC property is adjusted pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(e) or (f), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such property.

(iii) Items of income, gain, loss or deduction attributable to the disposition of LLC property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the Book Value of such property.

(iv) Items of depreciation, amortization and other cost recovery deductions with respect to LLC property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the property’s Book Value in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(g).

(v) To the extent an adjustment to the adjusted tax basis of any LLC asset pursuant to Code Sections 732(d), 734(b) or 743(b) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis).

3.4 Negative Capital Accounts. No Shareholder shall be required to pay to any other Shareholder or the LLC any deficit or negative balance which may exist from time to time in such Shareholder’s Capital Account (including upon and after dissolution of the LLC).

3.5 No Withdrawal. No Person shall be entitled to withdraw any part of such Person’s Capital Contributions or Capital Account or to receive any Distribution from the LLC, except as expressly provided herein.

3.6 Loans From the Members. Loans by a Member to the LLC shall not be considered Capital Contributions. If any Member shall loan funds to the LLC in excess of the amounts required hereunder to be contributed by such Member to the capital of the LLC, the making of such loans shall not result in any increase in the amount of the Capital Account of such Shareholder. The amount of any such loans shall be a debt of the LLC to such Member and shall be payable or collectible in accordance with the terms and conditions upon which such loans are made; provided, that such terms and conditions are no more favorable to such lending Member than those which would be agreed to in an orderly transaction with a willing, unaffiliated lender in an arm’s-length transaction.

3.7 Distributions In-Kind. To the extent that the LLC distributes property in-kind to the Members, the LLC shall be treated as making a distribution equal to the Fair Market Value of such property for purposes of Section 4.1 and such property shall be treated as if it were sold for an amount equal to its Fair Market Value (or such other amount as is required to be used by the Code or applicable Treasury Regulation) and any resulting gain or loss shall be allocated to the Members’ Capital Accounts in accordance with Sections 4.2 through 4.4.

3.8 Transfer of Shares. In the event of a Transfer of a Share pursuant to Article IX, the Transferee shall succeed to the Transferor’s Capital Account pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(l).

3.9 Repurchase of Shares. The LLC may elect to repurchase all or any portion of the vested Shares pursuant to Section 3.2 by delivering written notice (the “Repurchase Notice”) to the holder thereof within 60 calendar days prior to repurchase date. The Repurchase Notice shall set forth the number of Shares to be acquired from the Shareholder, the amount to be paid for such Shares, and the time and place for the closing of the transaction. The closing of the repurchase shall take place on the date designated by the LLC in the Repurchase Notice. The LLC shall pay for the Shares to be repurchased by delivery of an official bank check or a wire transfer of funds. The LLC shall be entitled to receive customary representations and warranties from the holder regarding such sale of Shares (including representations and warranties regarding good title to such Shares, free and clear of any liens or encumbrances) and to require the holder’s signature be duly notarized.

3.10 Conversion to Corporation.

(a) The Managing Member may, based upon an approval by Majority Vote of the Members, either (i) cause the LLC to contribute all or substantially all of its assets to a corporation in a transaction qualified under Section 351(a) of the Code, and thereupon liquidate and dissolve the LLC, (ii) elect to have all Shareholders contribute their Shares to a corporation, in a transaction qualifying under Section 351(a) of the Code, as long as the value of the shares of the corporation received by all Shareholders has a value equal to the value of the Shares transferred, or (iii) otherwise cause the LLC to convert into a corporation, by way of merger, consolidation or otherwise, so long as such conversion does not result in any material liability (including any material liability for Taxes) of any of the Shareholders without their consent and provided that the value of the shares of the corporation received by each Shareholder has a value equal to the value of the Shares transferred. Subject to the foregoing and to Section 3.10(b), the conversion of the LLC or its business into a corporation shall be accomplished pursuant to such terms and in such manner as the Managing Member shall deem appropriate, in its sole discretion; provided, however, that the Managing Member shall use all reasonable efforts to structure the conversion so as to minimize the adverse impact, if any, to the Shareholders.

(b) The Managing Member and the other Shareholders shall use all reasonable efforts (including executing a stockholders’ agreement) to ensure that the shares of the corporation issued to each Shareholder in connection with any of the transactions referred to in Section 3.10(a) shall have substantively the same rights and be subject to the same restrictions as the Shares of each class held by such Shareholder, including with respect to distributions and transfer restrictions.

ARTICLE IV

DISTRIBUTIONS AND ALLOCATIONS

4.1 Distributions.

(a) Tax Distributions. To the extent funds of the LLC are available for distribution by the LLC (as determined by the Managing Member in its sole discretion), the Managing Member shall cause the LLC to distribute to the Shareholders with respect to each Fiscal Quarter of the LLC an amount of cash (a “Tax Distribution”) which in the good faith judgment of the Managing Member equals (i) the amount of net taxable income (adjusted to take account of any net taxable losses of the LLC allocable to the Shareholders in prior periods) of the LLC allocable to the Shareholders in respect of such Fiscal Quarter, multiplied by (ii) the sum of the highest marginal federal, state and local income tax rates applicable to an individual living in Chesterfield, Virginia for the relevant type of taxable income, with such Tax Distribution to be made to the Shareholders in the same proportions that taxable income was allocated to the Shareholders during such Fiscal Quarter. Tax Distributions shall be considered advance Distributions to Shareholders under Section 4.1(b).

(b) Other Distributions. Except as otherwise set forth in Section 4.1(a), the Managing Member may in its sole discretion (but shall not be obligated to) make Distributions at any time or from time to time, but shall make distributions in respect of Class A Shares, Class B Shares, Class C Shares and/or Common Shares in the following order of priority:

(i)	first, to the holders of outstanding Class A Preferred Shares (ratably among such holders based upon the aggregate Unreturned Capital with respect to all Class A Preferred Shares held by each such holder immediately prior to such Distribution), until the aggregate Unreturned Capital with respect to the Class A Preferred Shares has been reduced to zero;

(ii)	second, to the holders of outstanding Class A Preferred Shares (ratably among such holders based upon the aggregate Unreturned Capital with respect to all Class A Preferred Shares held by each such holder immediately prior to such Distribution) until the aggregate Unpaid Class A Return resulted in an IRR equal to 14.0% and has been reduced to zero;

(iii)	third, to the holders of outstanding Class B Shares (ratably among such holders based upon the aggregate Unreturned Capital with respect to all Class B Shares held by each such holder immediately prior to such Distribution), until the aggregate Unreturned Capital with respect to the Class B Shares has been reduced to zero;

(iv)	fourth, to the holders of outstanding Class B Shares (ratably among such holders based upon the aggregate Unreturned Capital with respect to all Class B Shares held by each such holder immediately prior to such Distribution) until the aggregate Unpaid Class B Return resulted in an IRR equal to 14.0% and has been reduced to zero;

(v)	fifth, to the holders of outstanding Class C Shares (ratably among such holders based upon the aggregate Unreturned Capital with respect to all Class C Shares held by each such holder immediately prior to such Distribution), until the aggregate Unreturned Capital with respect to the Class C Shares has been reduced to zero;

(vi)	sixth, to the holders of outstanding Class C Shares (ratably among such holders based upon the aggregate Unreturned Capital with respect to all Class C Shares held by each such holder immediately prior to such Distribution) until the aggregate Unpaid Class C Return resulted in an IRR equal to 12.0% and has been reduced to zero;

(vii)	seventh, to the holders of outstanding Common Shares (ratably among such holders based upon the aggregate Unreturned Capital with respect to all Common Shares held by each such holder immediately prior to such Distribution) until the aggregate Unreturned Capital with respect to the Common Shares has been reduced to zero;

(viii)	eights, to Helpful Alliance in the amount equal to Twelve ($12.00) per square foot of the aggregate area of real estate properties built, excluding garage areas, driveways, common areas, and similar area

(ix)	ninth, to the holders of outstanding Class A Shares, Class B Shares, Class C Shares, and Common Shares (ratably among such holders based upon the aggregate number of the Shares held by each such holder immediately prior to Distribution) in respect to their Class A Profit Share, Class B Profit Share, Class C Profit Share, and Common Profit Share percentile of the Profit as determined by the Subscription Agreement. The intent of this Section 4.1(b)(ix) is to ensure that any Class A Profit Share, Class B Profit Shares, Class C Profit Shares, and/or Common Profit Shares issued after the date of this Agreement qualify as “profits interests” under Revenue Procedure 93-27, I.R.B. 1993-24 (June 9, 1993) and Revenue Procedure 2001-43, I.R.B. 2001-34 (August 2, 2001).

4.2 Allocations. Except as otherwise provided in Section 4.3 and Section 4.5, Profits and Losses for any Fiscal Year shall be allocated among the Shareholders in such a manner that, as of the end of such Fiscal Year, the sum of (i) the Capital Account of each Shareholder, (ii) such Shareholder’s share of Minimum Gain (as determined according to Treasury Regulation Section 1.704-2(g)) and (iii) such Shareholder’s partner nonrecourse debt minimum gain (as defined in Treasury Regulation Section 1.704-2(i)(3)) shall be equal to the respective net amounts, positive or negative, which would be distributed to them or for which they would be liable to the LLC under the Virginia Act or otherwise, determined as if all unvested Shares were to vest and the LLC were to (i) liquidate the assets of the LLC for an amount equal to their Book Value and (ii) distribute the proceeds of liquidation pursuant to Section 12.2.

4.3 Special Allocations.

(a) Losses attributable to partner nonrecourse debt (as defined in Treasury Regulation Section 1.704-2(b)(4)) shall be allocated in the manner required by Treasury Regulation Section 1.704-2(i). If there is a net decrease during a Taxable Year in partner nonrecourse debt minimum gain (as defined in Treasury Regulation Section 1.704-2(i)(3)), Profits for such Taxable Year (and, if necessary, for subsequent Taxable Years) shall be allocated to the Shareholders in the amounts and of such character as determined according to Treasury Regulation Section 1.704-2(i)(4). This Section 4.3(a) is intended to be a “partner nonrecourse debt minimum gain chargeback” provision that complies with the requirements of Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted in a manner consistent therewith.

(b) Nonrecourse deductions (as determined according to Treasury Regulation Section 1.704-2(b)(1)) for any Taxable Year shall be allocated to each Shareholder ratably among such Shareholders based upon the number of outstanding Class A Shares held by each such Shareholder immediately prior to such allocation. Except as otherwise provided in Section 4.3(a), if there is a net decrease in the Minimum Gain during any Taxable Year, each Shareholder shall be allocated Profits for such Taxable Year (and, if necessary, for subsequent Taxable Years) in the amounts and of such character as determined according to Treasury Regulation Section 1.704-2(f). This Section 4.3(b) is intended to be a Minimum Gain chargeback provision that complies with the requirements of Treasury Regulation Section 1.704-2(f), and shall be interpreted in a manner consistent therewith.

(c) If any Shareholder that unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6) has an Adjusted Capital Account Deficit as of the end of any Taxable Year, computed after the application of Sections 4.3(a)and 4.3(b) but before the application of any other provision of this Article IV, then Profits for such Taxable Year shall be allocated to such Shareholder in proportion to, and to the extent of, such Adjusted Capital Account Deficit. This Section 4.3(c) is intended to be a qualified income offset provision as described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted in a manner consistent therewith.

(d) Profits and Losses described in Section 3.3(b)(v) shall be allocated in a manner consistent with the manner that the adjustments to the Capital Accounts are required to be made pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(k) and (m).

(e) The allocations set forth in Section 4.3(a)-(d) (the “Regulatory Allocations”) are intended to comply with certain requirements of Sections 1.704-1(b) and 1.704-2 of the Treasury Regulations. The Regulatory Allocations may not be consistent with the manner in which the Shareholders intend to allocate Profit and Loss of the LLC or make LLC distributions. Accordingly, notwithstanding the other provisions of this Article IV, but subject to the Regulatory Allocations, income, gain, deduction, and loss shall be reallocated among the Shareholders so as to eliminate the effect of the Regulatory Allocations and thereby cause the respective Capital Accounts of the Shareholders to be in the amounts (or as close thereto as possible) they would have been if Profit and Loss (and such other items of income, gain, deduction and loss) had been allocated without reference to the Regulatory Allocations. In general, the Shareholders anticipate that this will be accomplished by specially allocating other Profit and Loss (and such other items of income, gain, deduction and loss) among the Shareholders so that the net amount of the Regulatory Allocations and such special allocations to each such Shareholder is zero. In addition, if in any Fiscal Year or Fiscal Period there is a decrease in partnership Minimum Gain, or in partner nonrecourse debt Minimum Gain, and application of the Minimum Gain chargeback requirements set forth in Section 4.3(a) or Section 4.3(b) would cause a distortion in the economic arrangement among the Shareholders, the Shareholders may, if they do not expect that the LLC will have sufficient other income to correct such distortion, request the Internal Revenue Service to waive either or both of such Minimum Gain chargeback requirements. If such request is granted, this Agreement shall be applied in such instance as if it did not contain such Minimum Gain chargeback requirement.

(f) The Members acknowledge that allocations like those described in Proposed Treasury Regulation Section 1.704-1(b)(4)(xii)(c) (“Forfeiture Allocations”) result from the allocations of Profits and Losses provided for in this Agreement. For the avoidance of doubt, the LLC is entitled to make Forfeiture Allocations and, once required by applicable final or temporary guidance, allocations of Profits and Losses will be made in accordance with Proposed Treasury Regulation Section 1.704-1(b)(4)(xii)(c) or any successor provision or guidance.

4.4 Tax Allocations.

(a) The income, gains, losses, deductions and credits of the LLC will be allocated, for federal, state and local income tax purposes, among the Shareholders in accordance with the allocation of such income, gains, losses, deductions and credits among the Shareholders for computing their Capital Accounts; except that if any such allocation is not permitted by the Code or other applicable law, the LLC’s subsequent income, gains, losses, deductions and credits will be allocated among the Shareholders so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.

(b) Items of LLC taxable income, gain, loss and deduction with respect to any property contributed to the capital of the LLC shall be allocated among the Shareholders in accordance with Code Section 704(c) so as to take account of any variation between the adjusted basis of such property to the LLC for federal income tax purposes and its Book Value using any permitted method selected by the Tax Matters Partner.

(c) If the Book Value of any LLC asset is adjusted pursuant to the requirements of Treasury Regulation Section 1.704-1(b)(2)(iv)(e) or (f) subsequent allocations of items of taxable income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value in the same manner as under Code Section 704(c) using any permitted method selected by Tax Matters Partner.

(d) Allocations of tax credits, tax credit recapture, and any items related thereto shall be allocated to the Shareholders according to their interests in such items as determined by the Managing Member taking into account the principles of Treasury Regulation Section 1.704-1(b)(4)(ii).

(e) Allocations pursuant to this Section 4.4 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Shareholder’s Capital Account or share of Profits, Losses, Distributions or other LLC items pursuant to any provision of this Agreement.

4.5 Offsetting Allocations. If, and to the extent that, any Member is deemed to recognize any item of income, gain, deduction or loss as a result of any transaction between such Member and the LLC pursuant to Sections 83, 482, or 7872 of the Code or any similar provision now or hereafter in effect, the Managing Member shall use its reasonable best efforts to allocate any corresponding Profit or Loss of the LLC to the Member who recognizes such item in order to reflect the Members’ economic interest in the LLC.

4.6 Forfeiture of Unvested Shares. In the event that a Person’s unvested Shares are forfeited, the Capital Account balance attributable to such unvested Shares shall be nulled and void, and the subscriber for the Shares shall not have any rights to any Distributions, unless such Person is the Member.

4.7 Indemnification and Reimbursement for Payments on Behalf of a Shareholder. Except as otherwise provided in Section 5.4 and 6.1., if the LLC is required by law to make any payment to a Governmental Entity that is specifically attributable to a Shareholder or a Shareholder’s status as such (including, without limitation, federal withholding taxes, state personal property taxes, and state unincorporated business taxes), then such Shareholder shall indemnify and contribute to the LLC in full for the entire amount paid (including interest, penalties and related expenses). The Managing Member may offset Distributions to which a Person is otherwise entitled under this Agreement against such Shareholder’s obligation to indemnify the LLC under this Section 4.7. A Shareholder’s obligation to indemnify and make contributions to the LLC under this Section 4.7 shall survive the termination, dissolution, liquidation and winding up of the LLC, and for purposes of this Section 4.7, the LLC shall be treated as continuing in existence. The LLC may pursue and enforce all rights and remedies it may have against each Shareholder under this Section 4.7, including instituting a lawsuit to collect such indemnification and contribution with interest calculated at a rate equal to the Base Rate plus three percentage points per annum (but not in excess of the highest rate per annum permitted by law).

ARTICLE V

MANAGEMENT

5.1 Authority of the Managing Member. The business and affairs of the LLC shall be managed, operated and controlled by or under the direction of the Managing Member, which shall be elected by the unanimous vote of the Members, and may be removed and/or replaced for failure to perform the duties and responsibilities of the Managing Member (including but not limited to failure to execute appropriate and prompt actions in the course of business or purpose of the LLC and/or any contractual obligations of the LLC), for the Cause, or for any other legitimate reason in the interest of the LLC, by the unanimous vote of all Members, or, in case when the Managing Member is the holder of the Majority Vote, by the unanimous vote of the remaining Members excluding such Managing Member.

(a) Except for situations in which the approval of the Members is expressly required as specifically stated in this Section 5.1(a) below, (i the Managing Member shall conduct, direct and exercise daily operating control over all activities of the LLC (including but not limited to decisions relating to subsequent Capital Contributions, issuances of Equity Securities and the sale of, and the exercise of other rights with respect to, the real estate properties owned by the LLC), (ii) all management powers and authority over the business and affairs of the LLC shall be exclusively vested in the Managing Member, (iii) the Managing Member, upon obtaining the Majority Vote of the Members, shall have the authority to cause the LLC to consent to any sale of the LLC’s assets, and (iv) the Managing Member, upon obtaining the Majority Vote of the Members, shall have the sole power and authority to bind or take any action on behalf of the LLC, or to exercise any rights and powers (including, without limitation, the rights and powers to take certain actions, give or withhold certain consents or approvals, or make certain determinations, opinions, judgments, or other decisions) granted to the LLC under this Agreement or any other agreement, instrument, or other document to which the LLC is a party. Notwithstanding the foregoing, the Managing Member shall not approve, without prior written unanimous approval of the Members, any of the following:

(1)	Dissolution or winding up of the LLC;

(2)	Any merger or consolidation of the LLC;

(3)	Any sale, exchange, mortgage, pledge, encumbrance, lease or other disposition or transfer of all or substantially all of the assets of the LLC;

(4)	Declaration of any payment by the LLC beyond the payments approved by the Members;

(5)	Any amendment to this Agreement;

(6)	Any amendment, restatement or revocation of the Articles of Organization of the LLC, except (a) as provided to effectuate a change in the principal place of business of the LLC, (b) to change the name of the LLC, or (c) as required by applicable law;

(7)	Any material change in the business purpose of the LLC;

(8)	Any transfer of limited membership interest to any Person;

(9)	The incurrence of any indebtedness for borrowed money by the LLC;

(10)	Any purchase, lease or other acquisition, in any single transaction or in a series of related transactions, of property or services or capital equipment inconsistent with an approved business plan;

(11)	Any capital expenditures or series of related capital expenditures, that exceed the amount provided therefor in the most recently approved operating budget of the LLC attached hereto as Exhibit B (after taking into account any general spending overrun provisions contained in the approved business plan) or any commitment by the LLC to make expenditures in any project in an amount greater than the amount set forth in the approved operating budget of the home building project carried out by the LLC;

(12)	The acquisition of any business or entry into any partnership by the LLC;

(13)	The voluntary commencement or the failure to contest in a timely and appropriate manner any involuntary proceeding or the filing of any petition seeking relief under bankruptcy, insolvency, receivership or similar laws;

(14)	The application for or consent to the appointment of a receiver, trustee, custodian, conservator or similar official for the LLC, or for a substantial part of their property or assets;

(15)	The filing of an answer admitting the material allegations of a petition filed against the LLC in any proceeding described above;

(16)	The consent to any order for relief issued with respect to any proceeding described herein;

(17)	The making of a general assignment for the benefit of creditors, or

(18)	The admission in writing of the LLC’s inability, or the failure of the LLC to pay its debts as they become due or the taking of any action for the purpose of effecting any of the foregoing.

(19)	Creation of any direct or indirect Subsidiary of the LLC; and

(20)	Any other act that would make it impossible for the LLC to continue to operate its business.

No other Member, except as the Managing Member, shall have the power and authority to bind the LLC in any way, to do any act that would be (or that could be construed as such) binding on the LLC, or to make any expenditures on behalf of the LLC, unless such specific power and authority has been expressly authorized in writing to and not revoked by the Managing Member.

(b) Without limiting the generality of the foregoing, (i) the Managing Member and the LLC (and any delegate thereof) shall exercise all rights and powers of the LLC (whether such rights and powers are expressly and specifically granted to the LLC under the terms of an agreement to which the LLC is a party, and (ii) the Managing Member shall have exclusive authority on behalf of the LLC to prepare all tax returns, make or not make any tax elections or other decisions related to taxes, control the handling of any tax proceeding, and otherwise interact with any taxing authority with respect to LLC matters.

5.2 Delegation of Authority. The Managing Member may, from time to time, delegate to one or more Persons (including any Member of the LLC) such authority and duties as the Managing Member may deem necessary or advisable. Any delegation pursuant to this Section 5.2 may be revoked at any time by the Managing Member in its sole discretion. The daily business of the Company and implementation of the Company’s policies and executive control of the Company’s major decisions shall be managed by one or more Managers (including the Managing Member), who shall be appointed by the Managing Member at its sole discretion. The Manager shall have the right and power to run the day-to-day and other affairs of the Company and to act as agent for and on behalf of the Company, with power to legally bind the Company. The Manager may be removed from office solely by the Managing Member, and new Manager may be elected or appointed by the Managing Member without vote or approval by the Members.

5.3 Purchase of Shares. The Managing Member may cause the LLC to purchase or otherwise acquire Shares, or may purchase or otherwise acquire the Shares on behalf of the LLC; provided that this provision shall not in and of itself obligate any Shareholder to sell any Shares to the LLC. So long as any such Shares are owned by or on behalf of the LLC such Shares will not be considered outstanding for any purpose.

5.4 Limitation of Liability.

(a) Except as otherwise provided herein or in any agreement entered into by such Person and the LLC, and to the maximum extent permitted by the Virginia Act, no present or former Managing Member or any of such Managing Member’s Affiliates, employees, agents or representatives shall be liable to the LLC or to any other Member for any act or omission performed or omitted by such Person in good faith in its capacity as a Managing Member of the LLC or otherwise; provided that, except as otherwise provided herein, such limitation of liability shall not apply to the extent the act or omission was attributable to such Person’s gross negligence, willful misconduct or knowing violation of law or this Agreement or any other agreement with the LLC. The Managing Member may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its Affiliates, agents or representatives, and the Managing Member shall not be responsible for any misconduct or negligence on the part of any such Person appointed by the Managing Member (so long as such Person was selected in good faith and with reasonable care). The Managing Member shall be entitled to rely upon the advice of legal counsel, independent public accountants and other experts, including financial advisors, and any act of or failure to act by the Managing Member in good faith reliance on such advice shall in no event subject the Managing Member or any of its Affiliates, employees, agents or representatives to liability to the LLC or any Member.

(b) Whenever in this Agreement or any other agreement contemplated herein, the Managing Member is permitted or required to take any action or to make a decision in its “sole discretion” or “discretion,” with “complete discretion” or under a grant of similar authority or latitude, the Managing Member shall be entitled to consider such interests and factors as it desires (including its interests as a Shareholder), provided that, the Managing Member shall act in good faith.

(c) Whenever in this Agreement a Managing Member is permitted or required to take any action or to make a decision in its “good faith” or under another express standard, the Managing Member shall act under such express standard and, to the extent permitted by applicable law, shall not be subject to any other or different standards imposed by this Agreement or any other agreement contemplated herein, and, notwithstanding anything contained herein to the contrary, so long as the Managing Member acts in good faith, the resolution, action or terms so made, taken or provided by the Managing Member shall not constitute a breach of this Agreement or any other agreement contemplated herein or impose liability upon the Managing Member or any of its Affiliates, employees, agents or representatives.

(d) To the maximum extent permitted by applicable law, each Member hereby waives any claim or cause of action against the Managing Member or any of its Affiliates, employees, agents and representatives for any breach of any fiduciary duty to the LLC, its Members or any Subsidiary of the LLC by such Person, including as may result from a conflict of interest between the LLC or such Subsidiary and such Person; provided that, except as otherwise provided herein, such waiver shall not apply to the extent the act or omission was attributable to such Person’s gross negligence, willful misconduct or knowing violation of law or this Agreement or any other Agreement with the LLC, nor shall such waiver eliminate the implied contractual covenant of good faith and fair dealing. Each Member acknowledges and agrees that in the event of any such waived conflict of interest, each such Person may, in the absence of bad faith, act in the best interest of the Managing Member or its Affiliates, employees, agents or representatives. With respect to any such waived conflict of interest, the Managing Member shall not be obligated to recommend or take any action as a managing member that prefers the interests of the LLC or any Subsidiary or the other Members or Shareholders over the interests of the Managing Member or its Affiliates, employees, agents or representatives and the LLC.

(e) Except as otherwise required by law or the provisions of this Agreement, the LLC shall indemnify its present and former Managing Members against any losses, liabilities, damages or expenses (including amounts paid for attorneys’ fees, judgments and settlements in connection with any threatened, pending or completed action, suit or proceeding) to which any of such Persons may directly or indirectly become subject for action taken or omitted to be taken on behalf of the LLC or in connection with any involvement with the LLC or any Subsidiary (including serving as a manager, officer, director, consultant or employee of such Subsidiary), but not to the extent attributable to such Indemnified Person’s or its Affiliates’ gross negligence, willful misconduct or knowing violation of law or for any present or future breaches of any representations, warranties or covenants by such Indemnified Person or its Affiliates, employees, agents or representatives contained herein or in any other agreement with the LLC or to such Person’s failure to act in good faith. The rights of the Managing Member pursuant to this Section 5.4(e) shall be in addition to, and not in lieu of, the rights of Members generally pursuant to Section 6.4.

ARTICLE VI

RIGHTS AND OBLIGATIONS OF THE MEMBERS

6.1 Limitation of Liability. Except as otherwise provided by the Virginia Act, the debts, obligations and liabilities of the LLC, whether arising in contract, tort or otherwise, shall be and remain solely the debts, obligations and liabilities of the LLC, and no Shareholder and no Member (including the Managing Member) shall be obligated personally for any such debt, obligation or liability of the LLC solely by reason of being a Shareholder or acting as a Member or Managing Member of the LLC, other than such Shareholder’s obligation to make Capital Contributions to the LLC pursuant to the terms and conditions hereof. Except as otherwise provided in this Agreement, a Shareholder’s liability (in its capacity as such) for LLC liabilities and losses shall be such Shareholder’s share of the LLC’s assets; provided that a Shareholder shall be required to return to the LLC any Distribution made to it in clear and manifest accounting or similar error. The immediately preceding sentence shall constitute a compromise to which all Shareholders have consented within the meaning of the Virginia Act. Notwithstanding anything contained herein to the contrary, the failure of the LLC to observe any formalities or requirements relating to the exercise of its powers or management of its business and affairs under this Agreement or the Virginia Act shall not be grounds for imposing personal liability on any of the Shareholders or Members (including the Managing Member) for liabilities of the LLC.

6.2 Lack of Authority. No Shareholder or Member (other than the Managing Member) in its capacity as such has the authority or power to act for or on behalf of the LLC in any manner, to do any act that would be (or could be construed as) binding on the LLC or to make any expenditures on behalf of the LLC, and the Shareholders and Members hereby consent to the exercise by the Managing Member of the powers conferred on it by law and this Agreement.

6.3 No Right of Partition. No Shareholder or Member shall have the right to seek or obtain partition by court decree or operation of law of any LLC property, or the right to own or use particular or individual assets of the LLC.

6.4 Indemnification.

(a) Subject to Section 4.7, the LLC hereby agrees to indemnify and hold harmless any Person (each an “Indemnified Person”) to the fullest extent permitted under the Virginia Act, as the same now exists or may hereafter be amended, substituted or replaced (but, in the case of any such amendment, substitution or replacement only to the extent that such amendment, substitution or replacement permits the LLC to provide broader indemnification rights than the LLC is providing immediately prior to such amendment), against all expenses, liabilities and losses (including attorney fees, judgments, fines, excise taxes or penalties) reasonably incurred or suffered by such Person (or one or more of such Person’s Affiliates) by reason of the fact that such Person is or was a Shareholder or Member or a partner, member, employee, officer, director, agent or other representative of the Managing member or is or was serving as a Managing Member, officer, director, principal, member, employee, agent or representative of the LLC or is or was serving at the request of the LLC as a Managing Member, officer, director, principal, member, employee, agent or representative of another corporation, partnership, joint venture, limited liability company, trust or other enterprise; provided that (unless the Managing Member otherwise consents) no Indemnified Person shall be indemnified for any expenses, liabilities and losses suffered to the extent attributable to such Indemnified Person’s or its Affiliates’ gross negligence, willful misconduct or knowing violation of law or for any present or future breaches of any representations, warranties or covenants by such Indemnified Person or its Affiliates, employees, agents or representatives contained herein or in any other agreement with the LLC. Expenses, including attorneys’ fees and expenses, incurred by any such Indemnified Person in defending a proceeding shall be paid by the LLC in advance of the final disposition of such proceeding, including any appeal therefrom, upon receipt of an undertaking by or on behalf of such Indemnified Person to repay such amount if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified by the LLC.

(b) The right to indemnification and the advancement of expenses conferred in this Section 6.4 shall not be exclusive of any other right which any Person may have or hereafter acquire under any statute, agreement, law, vote of Managing Member or otherwise.

(c) The LLC may maintain insurance, at sole discretion of the Managing Member and at the LLC’s expense, to protect any Indemnified Person against any expense, liability or loss relating to the LLC or its business whether or not the LLC would have the power to indemnify such Indemnified Person against such expense, liability or loss under the provisions of this Section 6.4.

(d) Notwithstanding anything contained herein to the contrary (including in this Section 6.4), any indemnity by the LLC relating to the matters covered in this Section 6.4 shall be provided out of and to the extent of LLC assets only and neither the Managing Member nor any other Shareholder (unless such Shareholder otherwise agrees in writing or is found in a final decision by a court of competent jurisdiction to have personal liability on account thereof) shall have personal liability on account thereof or shall be required to make additional Capital Contributions to help satisfy such indemnity of the LLC (except as expressly provided herein).

(e) If this Section 6.4 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the LLC shall nevertheless indemnify and hold harmless each Indemnified Person pursuant to this Section 6.4 to the fullest extent permitted by any applicable portion of this Section 6.4 that shall not have been invalidated and to the fullest extent permitted by applicable law.

6.5 Members Right to Act. For situations for which the approval of the Members (rather than the approval of the Managing Member, which shall not be unreasonably withheld) is required by this Agreement or by applicable law, the Members shall act through meetings and written consents as described in this Section 6.5, and each holder of Shares shall be entitled to vote based on such Shareholder’s Proportional Share indicated in Exhibit A, as amended. The actions by the Members permitted hereunder may be taken at a meeting called by the Managing Member or Members holding at least 2/3 of all Shares then issued and outstanding on at least 10 business days’ prior written notice to all other Members, which notice shall state the purpose or purposes for which such meeting is being called. The actions taken by the Members entitled to vote or consent at any meeting (as opposed to by written consent), however called and noticed, shall be as valid as though taken at a meeting duly held after regular call and notice if (but not until), either before, at or after the meeting, the Members entitled to vote or consent as to whom it was improperly held signs a written waiver of notice or a consent to the holding of such meeting or an approval of the minutes thereof. The actions by the Members entitled to vote or consent may be taken by vote of the Members entitled to vote or consent at a meeting or by written consent (without a meeting and without a vote) so long as such consent is signed by the Members having not less than the minimum number of Shares that would be necessary to authorize or take such action at a meeting at which all Members entitled to vote thereon were present and voted. Prompt notice of the action so taken without a meeting shall be given to those Members entitled to vote or consent who have not consented in writing. Any action taken pursuant to such written consent of the Members shall have the same force and effect as if taken by the Members at a meeting thereof.

6.6 Investment Opportunities and Conflicts of Interest. Helpful Alliance, as Member of the LLC, shall present to each Member all investment or business opportunities of which Helpful Alliance becomes aware and which may be, within the scope and investment objectives, related to the Business of the LLC. The Members shall the right to accept or reject such investment or business opportunities at a Member’s sole discretion, after which a conflict of interest shall be considered void regardless of its existence, and Helpful Alliance shall have the right and sole discretion to proceed with such business opportunity or investment.

6.7 Confidentiality. Each Shareholder recognizes and acknowledges that it has and may in the future receive certain confidential and proprietary information and trade secrets of the LLC and the Managing Member, including but not limited to confidential information regarding identifiable, specific and discrete business opportunities being pursued by the LLC or Helpful Alliance and its Affiliates (“Confidential Information”). Each Member agrees that it will not, and shall cause each of its directors, officers, shareholders, partners, employees, agents and members not to, during or after the term of this Agreement, whether directly or indirectly through an Affiliate or otherwise, take commercial or proprietary advantage of or profit from any Confidential Information or disclose Confidential Information to any Person for any reason or purpose whatsoever, except (i) to authorized directors, officers, representatives, agents and employees of the LLC, Helpful Alliance or the Subsidiaries and as otherwise may be proper in the course of performing such Member’s obligations, or enforcing such Member’s rights, under this Agreement and the agreements expressly contemplated hereby; (ii) as part of such Member’s normal reporting, rating or review procedure (including normal credit rating or pricing process), or in connection with such Member’s or such Member’s Affiliates’ normal fund raising, marketing, informational or reporting activities, or to such Shareholder’s (or any of its Affiliates’) Affiliates, auditors, attorneys or other agents; (iii) to any bona fide prospective purchaser of the equity or assets of such Member or its Affiliates or the Shares held by such Member, or prospective merger partner of such Member or its Affiliates, provided that such prospective purchaser or merger partner agrees to be bound by the provisions of this Section 6.7; or (iv) as is required to be disclosed by order of a court of competent jurisdiction, administrative body or governmental body, or by subpoena, summons or legal process, or by law, rule or regulation, provided that, to the extent permitted by law, the Member required to make such disclosure shall provide to the Managing Member prompt notice of such disclosure. For purposes of this Section 6.7, “Confidential Information” shall not include any information of which (x) such Person learns from a source other than the LLC, Helpful Alliance or their Subsidiaries who is not bound by a confidentiality obligation, or (y) is disclosed in a prospectus or other documents for dissemination to the public. Nothing in this Section 6.7 shall in any way limit or otherwise modify the Confidentiality and Non-Competition Agreements or any other agreement entered into by any holder of Shares with the LLC, Helpful Alliance or their Affiliates.

ARTICLE VII

BOOKS, RECORDS, ACCOUNTING AND REPORTS

7.1 Records and Accounting. The LLC shall keep, or cause to be kept, appropriate books and records with respect to the LLC’s business, including all books and records necessary to provide any information, lists and copies of documents required to be provided pursuant to Section 7.3or pursuant to applicable laws. All matters concerning (i) the determination of the relative amount of allocations and distributions among the Members pursuant to Articles III and IV and (ii) accounting procedures and determinations, and other determinations not specifically and expressly provided for by the terms of this Agreement, shall be determined by the Managing Member, whose determination shall be final and conclusive as to all of the Members absent manifest clerical error.

7.2 Fiscal Year. The fiscal year (the “Fiscal Year”) of the LLC shall constitute the 12-month period ending on December 31 of each calendar year, or such other annual accounting period as may be established by the Managing Member.

7.3 Reports.

(a) The LLC shall use reasonable efforts to deliver or cause to be delivered to each Member, within 120 days after the end of each Fiscal Year, an annual report containing a statement of changes in the Shareholder’s equity and the Shareholder’s Capital Account balance for such Fiscal Year.

(b) The LLC shall, upon the written request of a Members, deliver or cause to be delivered to such Member with reasonable promptness, such other information and financial data concerning the LLC and its Subsidiaries but only to the extent the delivery of such information and data is required by the Virginia Act or is reasonably necessary for any of such entities to consummate a Transfer of Shares; provided further that furnishing such information shall not be financially burdensome on the LLC or the Managing Member, or any Subsidiary of the LLC or its board of directors, or unreasonably time consuming for the employees of the Managing Member, the LLC or its Subsidiaries. If the Managing Member believes that preparation and delivery of such information is financially burdensome, the LLC shall provide the requesting Member with an estimate of costs and expenses the Managing Member reasonably believes the Company would encounter in connection of preparation and delivery of such information, and the requesting Member, at his/her/its sole discretion may continue with his/her/its request or withdraw his/her/its request. If the requesting Member elects to continue with his/her/its request, the requesting shareholder shall provide the amount of costs and expenses estimated by the LLC by depositing such amount in full on escrow, and the payment of fees associated with escrow agent services shall be the sole responsibility of the requesting Member.

(c) The LLC shall use reasonable best efforts to deliver or cause to be delivered, within 75 days after the end of each Fiscal Year, to each Person who was a Shareholder at any time during such Fiscal Year all information with respect to such Person’s Shares which are necessary for the preparation of such Person’s United States federal and state income tax returns.

7.4 Transmission of Communications. Each Person that owns or controls Shares on behalf of, or for the benefit of, another Person or Persons shall be responsible for conveying any report, notice or other communication received from the Managing Member to such other Person or Persons.

ARTICLE VIII

TAX MATTERS

8.1 Preparation of Tax Returns. The LLC shall arrange for the preparation and timely filing of all returns required to be filed by the LLC. Each Member shall timely furnish to the Managing Member all pertinent information in its possession relating to LLC operations that is necessary to enable the LLC’s income tax returns to be prepared and filed.

8.2 Tax Elections. The Taxable Year shall be determined by the Managing Member in accordance with applicable laws. The Managing Member shall, in its sole discretion, determine whether to make or revoke any available election pursuant to the Code. Each Shareholder will upon request supply any information necessary to give proper effect to such election.

8.3 Tax Controversies. The Managing Member is hereby designated the Tax Matters Partner and is authorized and required to represent the LLC (at the LLC’s expense) in connection with all examinations of the LLC’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend LLC funds for professional services and reasonably incurred in connection therewith. Each Member agrees to cooperate with the LLC and to do or refrain from doing any or all things reasonably requested by the LLC with respect to the conduct of such proceedings.

ARTICLE IX

TRANSFER OF SHARES

9.1 Transfers by Members.

(a) No Member shall Transfer any interest, fractional or otherwise, in any Shares other than (i) pursuant to and in compliance with this Article IX or (ii) with the prior written consent of the Managing Member, which consent shall not be unreasonably withheld. For the three-year period commencing from December 31, 2015, except: (i) pursuant to Section 9.2, 9.4 or 9.5, (ii) in the case of Permitted Transfer, or (iii) in a Transfer to a Permitted Transferee, no Member shall Transfer, or offer or cause to Transfer, any legal or beneficial interest in any Shares without the prior written consent of the Managing Member, which consent shall not be unreasonably withheld.

(b) Except in connection with an Approved Sale, each Transferee of the Shares or other interest(s) in the LLC shall, as a condition precedent to such Transfer, execute a counterpart to this Agreement pursuant to which such Transferee shall agree to be bound by the provisions of this Agreement.

9.2 Exit Rights. At any time after the date hereof:

(a) the Managing Member may cause an Approved Sale pursuant to the terms and conditions described in Section 9.5, which sale shall be negotiated and executed by the Managing Member and, for the avoidance of doubt, shall require the unanimous vote of all other Members; and

(b) each Member shall have the right to sell all or any portion of its Shares (including all rights and obligations associated with such Shares) at any time to any Person subject only to Sections 9.1(b) and 9.4.

9.3 First Refusal Rights.

(a) Subject to compliance with all other provisions of this Agreement, prior to any Transfer of Shares (except in an Approved Sale or a Transfer to a Permitted Transferee), the Member desiring to make such Transfer (the “Transferring Shareholder”) shall deliver a written notice (the “Offer Notice”) to the Managing Member, disclosing in reasonable detail the identity of the prospective Transferee, the Shares to be Transferred (the “Offered Shares”), and the terms and conditions of the proposed Transfer. The Transferring Shareholder shall not consummate such proposed Transfer until the ROFR Termination Date (as defined in Section 9.3(c) below), unless the parties to the Transfer have been finally determined pursuant to this Section 9.3 prior to the ROFR Termination Date or such Transfer of Shares is to a Permitted Transferee.

(b) The LLC may elect to purchase any or all of the Offered Shares on the terms and conditions set forth in the Offer Notice, by delivering written notice of such election, specifying the quantity of such Shares that the LLC proposes to acquire, to the Transferring Shareholder and the Managing Member within Twenty (20) days after its receipt of the Offer Notice. If the LLC elects to purchase less than all of the Offered Shares, the Managing Member may elect to purchase any or all of the Offered Shares not proposed within such 20-business-day period and on the same terms and conditions set forth in the Offer Notice, by delivering written notice of such election to the LLC and the Transferring Shareholder.

(c) The purchase of the Offered Shares from the Transferring Shareholder by the LLC and/or the Managing Member shall be consummated as soon as practicable after the delivery of the election notice(s) to the Transferring Shareholder, but in any event before the ROFR Termination Date. If the LLC and the Managing Member have not elected to purchase all of the Offered Shares within 45 days, or have not consummated such purchase within 60 days, after delivery of the Offer Notice (the earlier such date, the “ROFR Termination Date”), the Transferring Shareholder shall be entitled to transfer the Offered Shares to the Transferee identified in the Offer Notice on terms and conditions no more favorable to such Transferee than those specified in the Offer Notice; provided that any Shares not transferred within 60 days following the ROFR Termination Date shall be subject to the provisions of this Section 9.3 upon subsequent Transfer. Transfer; and provided further that notwithstanding anything to the contrary in this Agreement, no Shareholder may Transfer any Shares to a Competitor of the LLC pursuant to this Section 9.3.

9.4 Tag Along Rights. At least 15 days prior to any Transfer of Shares (other than to a Permitted Transferee and other than Transfers not to exceed three percent in the aggregate of the Shares issued to the Transferring Shareholder pursuant to this Agreement), the Transferring Shareholder shall deliver a written notice (the “Sale Notice”) to the LLC and to the other Members holding the same class of Shares as proposed to be Transferred by such holder (the “Other Members”), specifying in reasonable detail the Shares to be Transferred and the terms and conditions of the Transfer. The Other Members may elect to participate in the contemplated Transfer with respect to the same class of Shares proposed to be Transferred by such holder of Power Fund Equity by delivering written notice to the Transferring Shareholder within 15 days after delivery of the Sale Notice, and failure to deliver any such notice shall be deemed a waiver of rights under this Section 9.4 with respect to such Transfer. The aggregate consideration to be received by each Shareholder in such Transfer shall be based upon the Pro Rata Share represented by the Shares requested to be included by each Shareholder relative to the Pro Rata Share of all Shares participating in such Transfer held by the Shareholders participating in such Transfer. If no Other Member has elected to participate in the contemplated Transfer (through notice to such effect or expiration of the 15-day period after delivery of the Sale Notice), then the Transferring Shareholder may, during the 90-day period immediately following the date of the delivery of the Sale Notice, Transfer the Shares specified in the Sale Notice at a price and on terms no more favorable to the Transferee(s) thereof than specified in the Sale Notice. Any Shares identified in the Sale Notice but not Transferred within such 90-day period shall be subject to the provisions of this Section 9.4 upon subsequent Transfer.

9.5 Approved Sale; Drag Along Obligations; Public Offering.

(a) If the Members by a majority of votes approve a Sale of the LLC (an “Approved Sale”), each Member shall vote for, consent to and raise no objections against such Approved Sale. If the Approved Sale is structured as a (x) merger or consolidation, each Member holding Shares shall waive any dissenters rights, appraisal rights or similar rights in connection with such merger or consolidation or (y) sale of Shares, each holder of Shares shall agree to sell all of his, her or its Shares and rights to acquire Shares on the terms and conditions approved by the Managing Member. Each Member holding Shares shall take all necessary or desirable actions in connection with the consummation of the Approved Sale as requested by the Managing Member.

(b) The obligations of the Members holding Shares with respect to the Approved Sale are subject to the satisfaction of the following conditions: (i) the consideration payable upon consummation of such Approved Sale to all Shareholders shall be allocated among the Shareholders as if distributed pursuant to Section 4.1(b); and (ii) upon the consummation of the Approved Sale, all of the Shareholders of a particular class of Shares shall receive the same amount of consideration per Share of such class (with any non-cash consideration valued in good faith by the Managing Member), as reduced by the aggregate principal amount plus all accrued and unpaid interest on any indebtedness of any holder to the LLC.

(c) Notwithstanding anything to the contrary, in connection with an Approved Sale, (i) no Shareholder will be required to make affirmative representations or warranties except as to such Shareholder’s due power and authority, non-contravention and ownership of Shares, free and clear of all liens, and (ii) the Shareholders may be severally obligated to join on a pro rata basis (based on the amount by which each holder’s share of the aggregate proceeds paid with respect to its Shares would have been reduced had the aggregate proceeds available for distribution to such Shareholders been reduced by the amount of such indemnity) in any indemnification obligation agreed to by the Managing Member in connection with such Approved Sale, except that each Member may be fully liable for obligations that relate specifically to such Shareholder, such as indemnification with respect to representations and warranties given by such Shareholder regarding such Shareholder’s title to and ownership of Shares; provided that no holder shall be obligated in connection with such Approved Sale to agree to indemnify or hold harmless the Transferees with respect to an amount in excess of the cash proceeds to which such holder is entitled in such Approved Sale, or to make indemnity payments in excess of the net cash proceeds paid to such holder in connection with such Approved Sale; provided further, that any escrow of proceeds of any such transaction shall be withheld on a pro rata basis among all Shareholders (based on the amount by which each such holder’s share of the aggregate proceeds otherwise payable with respect to its Shares would have been reduced had the aggregate proceeds available for distribution to such Shareholders been reduced by the amount placed in escrow). Each Shareholder shall enter into any indemnification or contribution agreement requested by the Managing Member to ensure compliance with this Section 9.5(c) and the provisions of this Section 9.5(c) shall be deemed complied with if the requirement for several liability is addressed through such agreement, even if the purchase and sale agreement or merger agreement related to the Approved Sale provides for joint and several liability.

(d) Except as otherwise provided in Section 9.5(d), each Member Transferring Shares pursuant to this Section 9.5 shall pay its Pro Rata Share of the expenses incurred by the Members in connection with such Transfer (including by reducing the portion of the consideration to which such Shareholder would be entitled in such Approved Sale).

(e) In addition, if the Managing Member approves a Public Offering or transaction pursuant to Section 3.10, each Shareholder shall, and shall cause its affiliates and representatives to, vote for, consent to (to the extent it has any voting or consenting rights) and raise no objections against any such transaction, and the LLC, the Managing Member and each Shareholder shall take all reasonable actions in connection with the consummation of any such transaction as requested by the Managing Member.

9.6 Void Transfers. Any Transfer by any Member of any Shares or other interest in the LLC in contravention of this Agreement in any respect (including, without limitation, the failure of the Transferee to execute a counterpart in accordance with Section 9.1(b)) or which would cause the LLC to not be treated as a partnership for U.S. federal income tax purposes shall be void and ineffectual and shall not bind or be recognized by the LLC or any other party. No purported assignee shall have any right to any profits, losses or distributions of the LLC.

9.7 Effect of Assignment.

(a) Any Member who shall assign any Shares or other interest in the LLC shall cease to be a Member of the LLC with respect to such Shares or other interest and shall no longer have any rights or privileges of a Member with respect to such Shares or other interest.

(b) Any Person who acquires in any manner whatsoever any Shares or other interest in the LLC, irrespective of whether such Person has accepted and adopted in writing the terms and provisions of this Agreement, shall be deemed by the acceptance of the benefits of the acquisition thereof to have agreed to be subject to and bound by all of the terms and conditions of this Agreement that any predecessor in such Shares or other interest in the LLC of such Person was subject to or by which such predecessor was bound.

9.8 Additional Restrictions on Transfer.

(a) Prior to any Transfer of Restricted Shares, the Member proposing to Transfer such Restricted Shares will deliver written notice to the LLC describing in reasonable detail the Transfer or proposed Transfer. In addition, if the Member holding such Restricted Shares delivers to the LLC an opinion of counsel (who may be counsel for the LLC), satisfactory in form and substance to the Managing Member and counsel for the LLC (which opinion may be waived, in whole or in part, at the discretion of the Managing Member) that no subsequent Transfer of such Restricted Shares will require registration under the Securities Act, the LLC will promptly upon such contemplated Transfer deliver new certificates or instruments, as the case may be, for such Restricted Shares which do not bear the restrictive legend relating to the Securities Act as set forth below. If the LLC is not required to deliver new certificates or instruments, as the case may be, for such Restricted Shares not bearing such legend, the Member holding such Restricted Shares will not Transfer the same until the prospective Transferee has confirmed to the LLC in writing its agreement to be bound by the conditions contained in this Section 9.8.

(b) Notwithstanding any other provisions of this Article IX, no Transfer of Shares or any other interest in the LLC may be made unless in the opinion of counsel for the LLC, satisfactory in form and substance to the Managing Member and counsel for the LLC (which opinion may be waived, in whole or in part, at the discretion of the Managing Member), such Transfer would not violate any federal securities laws or any state or provincial securities or “blue sky” laws (including any investor suitability standards) applicable to the LLC or the interest to be Transferred, or cause the LLC to be required to register its securities under the U.S. Securities Act of 1933, as amended, or register as an “Investment Company” under the U.S. Investment Company Act of 1940, as amended. Such opinion of counsel shall be delivered in writing to the LLC prior to the date of the Transfer.

(c) In order to permit the LLC to qualify for the benefit of a “safe harbor” under Code Section 7704, notwithstanding anything to the contrary in this Agreement, no Transfer of any Share or economic interest shall be permitted or recognized by the LLC or the Managing Member (within the meaning of Treasury Regulation Section 1.7704-1(d)) if and to the extent that such Transfer would cause the LLC to have more than 100 partners (within the meaning of Treasury Regulation Section 1.7704-1(h), including the look-through rule in Treasury Regulation Section 1.7704-1(h)(3)).

9.9 Prospective Transferees. Subject to the terms of this Agreement, the LLC agrees to cooperate, as may reasonably be requested, by providing information and access to information to any prospective Permitted Transferee in connection with a proposed Transfer, subject to receipt of a confidentiality agreement in form and substance satisfactory to the Managing Member.

9.10 Legend. In the event that certificates representing the Shares are issued (“Certificated Shares”), such certificates will bear the following legend:

“THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON __________, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS (“STATE ACTS”) AND MAY NOT BE SOLD, ASSIGNED, PLEDGED OR TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR STATE ACTS OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE CONDITIONS SPECIFIED IN A LIMITED LIABILITY COMPANY AGREEMENT, DATED AS OF DECEMBER 30, 2005, AS AMENDED AND MODIFIED FROM TIME TO TIME, GOVERNING THE ISSUER (THE “COMPANY”) AND BY AND AMONG CERTAIN INVESTORS. A COPY OF SUCH CONDITIONS SHALL BE FURNISHED BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE.”

9.11 Transfer Fees and Expenses. Except as provided in Sections 9.3, 9.4 and 9.5, the Transferor and Transferee of any Shares or other interest in the LLC shall be jointly and severally obligated to reimburse the LLC for all reasonable expenses (including attorneys’ fees and expenses) of any Transfer or proposed Transfer, whether or not consummated.

ARTICLE X

ADMISSION OF MEMBERS

10.1 Substituted Members. In connection with the Transfer of Shares of a Shareholder permitted under the terms of this Agreement, the Transferee shall become a Substituted Member on the later of (i) the effective date of such Transfer, and (ii) the date on which the Managing Member approves such Transferee as a Substituted Member, and such admission shall be shown on the books and records of the LLC.

10.2 Additional Members. A Person may be admitted to the LLC as an Additional Member only as contemplated under Section 3.1 and only upon furnishing to the Managing Member (a) a letter of acceptance, in form satisfactory to the Managing Member, of all the terms and conditions of this Agreement, including the power of attorney granted in Section 13.2, and (b) such other documents or instruments as may be necessary or appropriate to effect such Person’s admission as a Member. Such admission shall become effective on the date on which the Managing Member determines in its sole discretion that such conditions have been satisfied and when any such admission is shown on the books and records of the LLC.

ARTICLE XI

WITHDRAWAL AND RESIGNATION OF SHAREHOLDERS

11.1 Withdrawal and Resignation of Member. No Member shall have the power or right to withdraw or otherwise resign from the LLC prior to the dissolution and winding up of the LLC pursuant to Article XII without the prior written consent of the Managing Member (which consent may be withheld by the Managing Member in its sole discretion), except as otherwise expressly permitted by this Agreement or any of the other agreements contemplated hereby. Upon a Transfer of all of a Member’s Shares in a Transfer permitted by this Agreement, subject to the provisions of Section 9.7, such Member shall cease to be a Member. Notwithstanding that payment on account of a withdrawal may be made after the effective time of such withdrawal, any completely withdrawing Member will not be considered a Member for any purpose after the effective time of such complete withdrawal, and, in the case of a partial withdrawal, such Shareholder’s Capital Account (and corresponding voting and other rights) shall be reduced for all other purposes hereunder upon the effective time of such partial withdrawal.

ARTICLE XII

DISSOLUTION AND LIQUIDATION

12.1 Dissolution. The LLC shall not be dissolved by the admission of Additional Members or Substituted Members. The LLC shall dissolve, and its affairs shall be wound up upon the first to occur of the following:

(a) at any time by the Managing Member; or

(b) the entry of a decree of judicial dissolution of the LLC under the Virginia Act or an administrative dissolution under the Virginia Act.

Except as otherwise set forth in this Article XII, the LLC is intended to have perpetual existence. An Event of Withdrawal shall not cause a dissolution of the LLC and the LLC shall continue in existence subject to the terms and conditions of this Agreement.

12.2 Liquidation and Termination. On the dissolution of the LLC, the Managing Member shall act as liquidator or may appoint one or more representatives, Members or other Persons as liquidator(s). The liquidators shall proceed diligently to wind up the affairs of the LLC and make final distributions as provided herein and in the Virginia Act. The costs of liquidation shall be borne as an LLC expense. Until final distribution, the liquidators shall continue to operate the LLC properties with all of the power and authority of the Managing Member. The steps to be accomplished by the liquidators are as follows:

(a) the liquidators shall pay, satisfy or discharge from LLC funds all of the debts, liabilities and obligations of the LLC (including, without limitation, all expenses incurred in liquidation) or otherwise make adequate provision for payment and discharge thereof (including, without limitation, the establishment of a cash fund for contingent liabilities in such amount and for such term as the liquidators may reasonably determine);

(b) as promptly as practicable after dissolution, the liquidators shall (i) determine the Fair Market Value (the “Liquidation FMV”) of the LLC’s remaining assets (the “Liquidation Assets”) in accordance with the definition thereof in this Agreement, (ii) determine the amounts to be distributed to each Shareholder in accordance with Section 4.1(b), and (iii) deliver to each Shareholder a statement (the “Liquidation Statement”) setting forth the Liquidation FMV and the amounts and recipients of such Distributions;

(c) if the Members do not deliver written notice to the liquidators disagreeing with the calculations in the Liquidation Statement (a “Statement of Disagreement”) within Fifteen (15) business days after the date of delivery of the Liquidation Statement, absent manifest error, the Liquidation Statement shall be final and binding on all Shareholders. In the event such holders give a Statement of Disagreement within such 15-day period, the holders of a majority of the voting Shares and the liquidators will attempt in good faith to agree on the Liquidation FMV, and any such agreement shall be final and binding on all Shareholders. If such Persons are unable to reach such agreement within Twenty (20) business days after the date of the Statement of Disagreement, the holders of a majority of the voting Shares and the liquidators shall each, within 10 days thereafter, select an investment banker or other appraiser with experience in analyzing and making determinations concerning matters in the Business and in valuing entities similar to the LLC (including calculating distribution mechanisms like that set forth in Section 4.1(b) above), and the two investment bankers/appraisers so selected shall together select a third such investment banker/appraiser similarly qualified. The three investment bankers/appraisers so selected shall each determine the Liquidation FMV in accordance with the definition thereof in this Agreement, shall determine the amount and allocation of Distributions in accordance with Section 4.1 (b), and shall, within 30 days after their retention, provide the written results of such determination to the Members and the liquidators. For purposes hereof, the Liquidation FMV and the amounts to be distributed with respect to each class of Shares shall each be equal to the average of the two appraisals closest to each other with respect thereto, and such amounts shall be final and binding on all Shareholders. The costs of such appraisal shall be borne by the LLC; and

(d) as soon as the Liquidation FMV and the proper amounts of Distributions have been determined in accordance with Section 12.2(c) above, the liquidators shall promptly distribute the LLC’s Liquidation Assets to the holders of Shares in accordance with Section 4.1(b) above. Any non-cash Liquidation Assets will first be written up or down to their Fair Market Value, thus creating Profit or Loss (if any), which shall be allocated in accordance with Sections 4.2 and 4.3. In making such distributions, the liquidators shall allocate each type of Liquidation Assets (i.e., cash or cash equivalents, etc.) among the Shareholders ratably based upon the aggregate amounts to be distributed with respect to the Shares held by each such holder. To the extent that equity securities of any Subsidiary of the LLC are distributed to any Shareholders in connection with the liquidation, such Shareholders hereby agree to enter into a securityholders agreement with such Subsidiary and each other Shareholder which contains restrictions on the Transfer of such equity security and other provisions (including with respect to the governance and control of such Subsidiary) in form and substance similar to the provisions and restrictions set forth herein (including, without limitation, in Article IX and Article V). The distribution of cash and/or property to a Shareholder in accordance with the provisions of this Section 12.2 constitutes a complete return to the Shareholder of its Capital Contributions and a complete distribution to the Shareholder of its interest in the LLC and all the LLC’s property and constitutes a compromise to which all Shareholders have consented within the meaning of the Virginia Act. To the extent that a Shareholder returns funds to the LLC, it has no claim against any other Shareholder for those funds.

12.3 Cancellation of Certificate. On completion of the distribution of LLC assets as provided herein, the LLC is terminated (and the LLC shall not be terminated prior to such time) and the Managing Member (or such other Person or Persons as the Virginia Act may require or permit) shall file a certificate attesting to the liquidation of the LLC with the Secretary of State of Virginia, and any other filings made pursuant to this Agreement that are or should be canceled and take such other actions as may be necessary to terminate the LLC. The LLC shall be deemed to continue in existence for all purposes of this Agreement until it is terminated pursuant to this Section 12.3.

12.4 Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the LLC and the liquidation of its assets pursuant to Section 12.2 in order to minimize any losses otherwise attendant upon such winding up.

12.5 Return of Capital. Only the LLC, bit mot the liquidators, shall be liable for the return of Capital Contributions or any portion thereof to the Shareholders (it being understood that any such return shall be made solely from LLC assets). For the avoidance of doubt, any Member or liquidator shall not be personally liable for the return of Capital Contributions or any portion thereof to the Shareholders.

12.6 Hart-Scott-Rodino. In the event the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) is applicable to any Shareholder, the dissolution of the LLC shall not be consummated until such time as the applicable waiting period (and extensions thereof) under the HSR Act have expired or otherwise been terminated with respect to each such Shareholder.

ARTICLE XIII

GENERAL PROVISIONS

13.1 Information Rights. The LLC shall provide the Alliance, for so long as Alliance continues to own at least one Share acquired prior to the Effective Date of this Agreement, as set forth on the Schedule of Shareholders, with the following: (A) as soon as available and in any event within Ten (10) calendar days after the end of each of the first three quarters of each Fiscal Year, consolidated balance sheets of the LLC and its Subsidiaries, if any, as of the end of such period, and consolidated statements of income and cash flows statements of the LLC and its , if any, for the period then ended prepared in conformity with generally accepted accounting principles in the United Stated (“GAAP”) applied on a consistent basis, except as otherwise noted therein, and subject to the absence of footnotes and year-end adjustments; and (B) as soon as available and in any event within Thirty (30) calendar days after the end of each Fiscal Year, a consolidated balance sheet of the LLC and its Subsidiaries, if any, as of the end of such year, and consolidated statements of income and cash flows of the LLC and its Subsidiaries, if any, for the year then ended prepared in conformity with GAAP applied on a consistent basis, except as otherwise noted therein, together with an auditor’s report thereon.

13.2 Power of Attorney.

(a) Each Shareholder hereby constitutes and appoints the Managing Member and the liquidators, with full power of substitution, as his true and lawful agent and attorney-in-fact, with full power and authority in his or its name, place and stead, to execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) this Agreement, all certificates and other instruments and all amendments thereof in accordance with the terms hereof which the Managing Member deems appropriate or necessary to form, qualify, or continue the qualification of, the LLC as a limited liability company in the State of Virginia and in all other jurisdictions in which the LLC may conduct business or own property; (B) all instruments which the Managing Member deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms; (C) all conveyances and other instruments or documents which the Managing Member and/or the liquidators deems appropriate or necessary to reflect the dissolution and liquidation of the LLC pursuant to the terms of this Agreement, including a certificate of cancellation; and (D) all instruments relating to the admission, withdrawal or substitution of any Shareholder pursuant to Article X or XI.

(b) The foregoing power of attorney is irrevocable and coupled with an interest, and shall survive the death, disability, incapacity, dissolution, bankruptcy, insolvency or termination of any Shareholder and the Transfer of all or any portion of his or its Shares and shall extend to such Shareholder’s heirs, successors, assigns and personal representatives.

13.3 Amendments. Subject to the right of the Managing Member to amend this Agreement as expressly provided herein, this Agreement may be amended, modified, or waived with the written consent of a majority of the Power Fund Equity; provided that if any such amendment, modification, or waiver would adversely affect in any material respect the rights, preferences or privileges of any Shares as compared with the effect of such amendment, modification or waiver on the rights, preferences or privileges of the Power Fund Equity, such amendment, modification, or waiver shall also require the written consent of the holders of a majority of the Shares so adversely affected. In connection with any amendment, modification or waiver, or other approval hereunder, the Managing Member will have no obligation to provide any information to any Person unless the consent of such Person is required to be obtained in order to effectuate such amendment, modification or waiver; provided that any Person shall, at the request of the LLC or the Company, as the case may be, promptly (and in any event, within three (3) business days) execute and deliver to the LLC or the Company, any amendment, modification or waiver that has been approved in accordance with this Agreement; and provided further that the Managing Member shall be required to inform the holders of Class A Shares of the substance and occurrence of such amendment. The Managing Member may, without the consent of any other Member or Shareholder, amend the Schedule of Shareholders to reflect the admission of any other Member or Shareholder, the creation of issuance of any other Shares or interests in the LLC or the making of any Capital Contributions.

13.4 Title to LLC Assets. LLC assets shall be deemed to be owned by the LLC as an entity, and no Shareholder, individually or collectively, shall have any ownership interest in such LLC assets or any portion thereof. Legal title to any or all LLC assets may be held in the name of the LLC, the Managing Member or one or more nominees, as the Managing Member may determine. The Managing Member hereby declares and warrants that any LLC assets for which legal title is held in its name or the name of any nominee shall be held in trust by the Managing Member or such nominee for the use and benefit of the LLC in accordance with the provisions of this Agreement. All LLC assets shall be recorded as the property of the LLC on its books and records, irrespective of the name in which legal title to such LLC assets is held.

13.5 Remedies. Each Shareholder shall have all rights and remedies set forth in this Agreement and all rights and remedies which such Person has been granted at any time under any other agreement or contract and all of the rights which such Person has under any law. Any Person having any rights under any provision of this Agreement or any other agreements contemplated hereby shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.

13.6 Successors and Assigns. All covenants and agreements contained in this Agreement shall bind and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns, whether so expressed or not.

13.7 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

13.8 Counterparts. This Agreement may be executed simultaneously in two or more separate counterparts, anyone of which need not contain the signatures of more than one party, but each of which will be an original and all of which together shall constitute one and the same agreement binding on all the parties hereto.

13.9 Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The use of the words “including” or “include” in this Agreement shall be by way of example rather than by limitation. Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. Wherever required by the context, references to a Fiscal Year shall refer to a portion thereof. The use of the words “or,” “either” and “any” shall not be exclusive. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict.

13.10 Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Virginia, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Virginia or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Virginia. Subject to Section 13.19, any dispute relating hereto shall be heard in the state or federal courts of Virginia, and the parties agree to jurisdiction and venue therein.

13.11 Addresses and Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given or made when (a) delivered personally to the recipient, (b) telecopied to the recipient (with hard copy sent to the recipient by reputable overnight courier service (charges prepaid) that same day) if telecopied before 5:00 p.m. Los Angeles, California time on a business day, and otherwise on the next business day, or (c) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid). Such notices, demands and other communications shall be sent to the address for such recipient set forth in the LLC’s books and records (which shall initially be the addresses set forth on the Schedule of Shareholders), or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Any notice to the Managing Member or the LLC shall be deemed given if received by the Managing Member at the principal office of the LLC designated pursuant to Section 2.5.

13.12 Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the LLC or any of its Affiliates, and no creditor who makes a loan to the LLC or any of its Affiliates may have or acquire (except pursuant to the terms of a separate agreement executed by the LLC in favor of such creditor) at any time as a result of making the loan any direct or indirect interest in LLC Profits, Losses, Distributions, capital or property other than as a secured creditor.

13.13 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

13.14 Further Action. The parties agree to execute and deliver all documents, provide all information and take or refrain from taking such actions as may be necessary or appropriate to achieve the purposes of this Agreement.

13.15 Offset. Whenever the LLC is to pay any sum to any Shareholder or any Affiliate or related person thereof, any amounts that such Shareholder or such Affiliate or related person owes to the LLC under any promissory note issued to the LLC as partial payment for any Shares of the LLC may be deducted from that sum before payment.

13.16 Entire Agreement. This Agreement and the Registration Rights Agreement, those documents expressly referred to herein and other documents dated as of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

13.17 Opt-in to Article 8 of the Uniform Commercial Code. The Shareholders hereby agree that the Shares shall be securities governed by applicable laws of the Commonwealth of Virginia (and the Uniform Commercial Code of any other applicable jurisdiction).

13.18 Delivery by Facsimile. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall reexecute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

13.19 Arbitration. Except as set forth in Section 13.5, any controversy or claim arising out of or relating to this Agreement shall be settled exclusively by final and binding arbitration in accordance with the rules of the American Arbitration Association and shall take place in Richmond, Virginia. Judgment upon the arbitration award may be entered in any court having jurisdiction thereof. In the event that a judgment is made pursuant to this Section 13.19, all reasonable out of pocket costs and reasonable legal costs incurred by the prevailing party shall be paid by the non-prevailing party. In the event that a non-arbitrated settlement is reached, each party shall pay their own respective costs and fees incurred thereby.

13.20 Survival. Section 6.7 shall survive and continue in full force in accordance with its terms notwithstanding any termination of this Agreement or the dissolution of the LLC.

13.21 Expenses. The LLC shall pay (or cause its Subsidiaries to pay) and hold the Managing Member harmless against liability for the payment of the reasonable out-of-pocket expenses of such Persons (including the reasonable fees and expenses of legal counsel or other advisors) in the performance of its duties as Managing Member and in connection with (i) start-up and organizational costs in connection with the formation of the LLC and the commencement of their respective businesses and operations, (ii) the preparation, negotiation and execution of this Agreement, any debt financing documents and each other agreement executed in connection herewith, and the evaluation and consummation of the transactions contemplated hereby and thereby, (iii) any amendments or waivers (whether or not the same become effective) under or in respect of this Agreement or such other agreements, (iv) the enforcement of the rights granted under this Agreement (v) any filing with any governmental agency with respect to such Person’s investment in the LLC or in any other filing with any governmental agency with respect to the LLC that mentions such Person, and (vi) any fees and expenses of any lenders to the LLC and its Subsidiaries.

13.22 Acknowledgements. Upon execution and delivery of a counterpart to this Agreement or a joinder to this Agreement, each Member and Additional Member shall be deemed to acknowledge to Power Fund as follows: (a) the determination of such Member or Additional Member to purchase Shares pursuant to this Agreement and any other agreement referenced herein has been made by such Member or Additional Member independent of any other Member and independent of any statements or opinions as to the advisability of such purchase or as to the properties, business, prospects or condition (financial or otherwise) of the LLC which may have been made or given by the Managing Member or by any agent or employee of the Managing Member, (b) the Managing Member has not acted as an agent of such Member or Additional Member in connection with making its investment hereunder and that the Managing Member shall not be acting as an agent of such Member or Additional Member in connection with monitoring its investment hereunder, (c) Alliance has retained law office of Philip Magri, Esq. in connection with the transactions contemplated hereby and expects to retain law offices of Feingold, Morgan and Sanchez as legal counsel in connection with the management and operation of the LLC and Alliance, (d) Philip Magri, Esq. and Feingold, Morgan and Sanchez are not counsel to any other Members and are not representing and will not represent any other Member or Additional Member in connection with the transaction contemplated hereby or any dispute which may arise between the LLC, on the one hand, and any other Member or Additional Member, on the other hand, (e) such Member or Additional Member will, if it desires legal advice with respect to any of the transactions contemplated hereby, retain its own independent counsel.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

MEMBER 1:	HELPFUL ALLIANCE COMPANY

	By:	/s/ MAXIM TEMNIKOV
	Name:	Maxim Temnikov
	Its:	Chief Executive Officer

MEMBER 2:	MR. OLEG MIRMANOV

	By:	/s/ OLEG MIRMANOV
	Name:	Oleg Mirmanov
	Its:	Individually

EXHIBIT A

SCHEDULE OF SHAREHOLDERS

(as of __________________________, 2016)

Shareholder	Class-A Preferred LLC Interests	% of Ownership from Class-A Preferred LLC Interests	Class-B Preferred LLC Interests	% of Ownership from Class-B Preferred LLC Interests	Class-C Preferred LLC Interests	Common LLC Interests	% of Ownership from Common LLC Interests	Total % of Ownership

Helpful Alliance Company	20 Units	66%	—		—	1 Unit	1%	67%

Oleg Mirmanov	—		10 Units	33%	—	—		33%

TOTAL:	20 Units		10 Units		—	1 Unit		100%

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

MEMBER 1:	HELPFUL ALLIANCE COMPANY

	By:	/s/ MAXIM TEMNIKOV
	Name:	Maxim Temnikov
	Its:	Chief Executive Officer

MEMBER 2:	MR. OLEG MIRMANOV

	By:	/s/ OLEG MIRMANOV
	Name:	Oleg Mirmanov
	Its:	Individually

EXHIBIT B. APPROVED CONSTRUCTION BUDGET

The Members of the Company hereby approve the construction and operating budget within the limits defined in the table below:

LAND DEVELOPMENT		Development Aggregate		Per Lot	Per Sellable
Capitalized Costs		Amount	% Total	Average	Sq. foot
01	Land purchase costs (1)	$210,000	1.4%	$3,000	$1.44
02	Project origination costs	40,000	0.3%	571	0.27
03	Engineering costs (2)	160,000	1.1%	2,286	1.10
04	Contractors costs, off-site	430,000	2.9%	6,143	2.95
05	Contractors costs, on-site	2,400,000	16.1%	34,286	16.47
06	County fees	16,560	0.1%	237	0.11
07	Letter of credit costs and fees	25,000	0.2%	357	0.17
08	Homeowners association costs	50,000	0.3%	714	0.34
09	Contingency @5.0% of cap. Costs	166,578	1.1%	2,380	1.14
	Total:	$3,498,138	23.5%	$49,973	$24.01

HOMEBUILDING		Development Aggregate		Per Unit
Capitalized Costs		Amount	% Total	Average	Per Sq.Ft.
10	New construction fees to County	$1,015,000	6.8%	$14,500	$6.97
11	Construction costs (3)	8,743,320	58.8%	124,905	60.00
12	Engineering costs	350,000	2.4%	5,000	2.40
13	Architectural costs	116,667	0.8%	1,667	0.80
14	Contingency @5.0% of cap. Costs	511,249	3.4%	7,304	3.51
	Subtotal:	$10,736,236	72.2%	$153,375	$73.68

		Development Aggregate		Per Unit
OPERATING EXPENSES		Amount	% Total	Average	Per Sq.Ft.
15	Construction management fees (4)	$-	-	$-	$-
16	Securities offering expenses	25,000	0.2%	357	0.17
17	Investor relations, including reporting	200,000	1.3%	2,857	1.37
18	Project LLC maintenance (5)	180,000	1.2%	2,571	1.24
19	Marketing and sale of homes	203,000	1.4%	2,900	1.39
20	Contingency @5.0%	30,400	0.2%	434	0.21
	Total expenses:	$638,400	4.3%	$9,120	$4.38
AGGREGATE COSTS AND EXPENSES		$14,872,774	100.0%	$212,468	$102.06

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

MEMBER 1:	HELPFUL ALLIANCE COMPANY

	By:	/s/ MAXIM TEMNIKOV
	Name:	Maxim Temnikov
	Its:	Chief Executive Officer
Exhibit B. Continuation of signature page

MEMBER 2:	MR. OLEG MIRMANOV

	By:	/s/ OLEG MIRMANOV
	Name:	Oleg Mirmanov
	Its:	Individually

EXHIBIT C. LEGAL DEFINITION OF LAND

PARCEL I

16800 BRANDERS BRIDGE ROAD
TAX PARCEL NO. 792631870100000

ALL THAT CERTAIN PIECE, OR PARCEL OF LAND, LYING AND BEING IN BERMUDA DISTRICT, CHESTERFIELD COUNTY, VIRGINIA, DESIGNATED AS PARCEL “A” CONTAINING 27.0 ACRES AS SHOWN ON PLAT ENTITLED “COMPILED PLAT SHOWING 2 PARCELS OF LAND LYING WEST OF BRANDERS BRIDGE ROAD, BERMUDA DISTRICT CHESTERFIELD COUNTY, VIRGINIA” MADE BY BALZER AND ASSOCIATES, INC. DATED JANUARY 4, 2006, A COPY OF WHICH PLAT IS RECORDED IN PLAT BOOK 161, PAGE 96, AND REFERENCE TO WHICH PLAT IS HEREBY MADE FOR MORE PARTICULAR DESCRIPTION.

LESS AND EXCEPT 0.845 acres conveyed to Commonwealth of Virginia in Deed Book 8420 Page 70, Highway Plat Book 23 Pages 201-202.

BEING the same real property conveyed to First Community Bank by Substitute Trustee’s Deed from Kepley Broscious & Biggs, PLC, substitute trustee, dated as of September 25, 2013, and recorded in the Clerk’s Office of the Circuit Court of Chesterfield County, Virginia, on October 10, 2013, in Deed Book 10355, page 356.

PARCEL II

16812 BRANDERS BRIDGE ROAD
TAX PARCEL NO. 792631627700000

ALL THAT CERTAIN PIECE, OR PARCEL OF LAND, LYING AND BEING IN BERMUDA DISTRICT, CHESTERFIELD COUNTY, VIRGINIA, DESIGNATED AS PARCEL “A” CONTAINING 2.6 ACRES AS SHOWN ON PLAT ENTITLED “COMPILED PLAT SHOWING 2 PARCELS OF LAND LYING WEST OF BRANDERS BRIDGE ROAD, BERMUDA DISTRICT CHESTERFIELD COUNTY, VIRGINIA” MADE BY BALZER AND ASSOCIATES, INC. DATED JANUARY 4, 2006, A COPY OF WHICH PLAT IS RECORDED IN THE CLERK’S OFFICE, CIRCUIT COURT, CHESTERFIELD COUNTY, VIRGINIA IN PLAT BOOK 161, PAGE 96, AND TO WHICH REFERENCE IS HEREBY MADE FOR MORE PARTICULAR DESCRIPTION OF THE PROPERTY HEREBY CONVEYED.

BEING the same real property conveyed to First Community Bank by General Warranty Deed from Shively, L.L.C., a terminated Virginia limited liability company, by and through Randolph K. Shively, its Manager and trustee in liquidation pursuant to Virginia Code § 13.1-1050.2©, dated as of October 21, 2013, and recorded in the Clerk’s Office of the Circuit Court of the County of Chesterfield, Virginia, on November 1, 2013, in Deed Book 10377, page 751.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

MEMBER 1:	HELPFUL ALLIANCE COMPANY

	By:	/s/ MAXIM TEMNIKOV
	Name:	Maxim Temnikov
	Its:	Chief Executive Officer
Exhibit B. Continuation of signature page

MEMBER 2:	MR. OLEG MIRMANOV

	By:	/s/ OLEG MIRMANOV
	Name:	Oleg Mirmanov
	Its:	Individually